Exhibit (a)(1)
Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

inSilicon Corporation

at

$4.05 Net Per Share

by

Ferrite Acquisition Corp.,

a wholly owned subsidiary of

Synopsys, Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, SEPTEMBER 4, 2002, UNLESS THE OFFER IS EXTENDED.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of July 23, 2002, by and among Synopsys, Inc., a Delaware corporation, Ferrite Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Synopsys (the “Purchaser”), and inSilicon Corporation, a Delaware corporation (the “Merger Agreement”) pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into inSilicon (the “Merger”), with inSilicon surviving the Merger as a wholly owned subsidiary of Synopsys. As a result of the Merger, each outstanding share of inSilicon common stock (other than shares owned by Synopsys, the Purchaser, inSilicon or any subsidiary of Synopsys or inSilicon, or by stockholders, if any, who are entitled to and properly exercise appraisal rights under Delaware law) will be converted into the right to receive the price per share paid pursuant to the Offer in cash, without interest thereon.

The inSilicon Board of Directors has, based upon a unanimous recommendation of a special committee of the Board of Directors of inSilicon, (i) determined that the Merger Agreement is advisable, (ii) determined that the Merger Agreement and the transactions contemplated thereby (including the Offer and the Merger, taken together) are at a price and on terms that are in the best interests of the holders of shares of common stock of inSilicon (other than inSilicon’s majority stockholder, Phoenix Technologies Ltd., with respect to which the inSilicon Board of Directors has made no determination), and (iii) approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger. Accordingly, the inSilicon Board of Directors recommends that the stockholders of inSilicon (other than Phoenix Technologies, as to which the inSilicon Board of Directors makes no recommendation) accept the Offer and tender their shares of inSilicon common stock to the Purchaser pursuant to the Offer.

The Offer is conditioned upon, among other things, (i) there being validly tendered in accordance with the terms of the Offer and not properly withdrawn prior to the Expiration Date (as defined in this Offer to Purchase) that number of shares of inSilicon common stock that, together with the shares of inSilicon common stock then owned by the Purchaser and Synopsys (if any), represent a majority of all then outstanding shares of inSilicon common stock, calculated on a fully diluted basis including all shares of inSilicon common stock issued or issuable upon the redemption of the exchangeable preferred stock of inSilicon Canada Ltd. and the exercise of all then outstanding options to purchase shares of inSilicon common stock, other than options with a per share exercise price that is greater than the Offer Price (as defined in this Offer to Purchase) (which shares are referred to as inSilicon’s “Fully Diluted” shares and which condition is referred to as the “Minimum Condition”), and (ii) the termination or expiration of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, applicable to the purchase of shares of inSilicon common stock pursuant to the Offer. The Offer is also subject to other conditions described in section 13 (“Certain Conditions of the Offer”) of this Offer to Purchase.

As of July 23, 2002, Phoenix Technologies held an aggregate number of shares of inSilicon common stock that represented 58.4% of all then outstanding Fully Diluted shares of inSilicon common stock. Phoenix Technologies has entered into a Tender and Voting Agreement with Synopsys, dated as of July 23, 2002, pursuant to which it agreed, solely in its capacity as a stockholder of inSilicon, to tender all of its shares of inSilicon common stock to the Purchaser in the Offer. Assuming that Phoenix Technologies tenders its shares to the Purchaser in the Offer in compliance with its Tender and Voting Agreement with Synopsys, the Minimum Condition will be satisfied. In addition, all of inSilicon’s directors and executive officers have entered into Tender and Voting Agreements with Synopsys, dated as of July 23, 2002, pursuant to which they agreed, solely in their capacity as stockholders of inSilicon, to tender all of their shares of inSilicon common stock to the Purchaser in the Offer.

Questions regarding the Offer, and requests for assistance in connection with the Offer, may be directed to the Information Agent for the Offer at its address and telephone number listed below.

D. F. King & Co., Inc.
77 Water Street
New York, NY 10005

Banks and Brokers Call Collect: (212) 269-5550
All Others Call Toll Free: (800) 758-5880

IMPORTANT

Any stockholder of inSilicon who desires to tender all or any portion of such stockholder’s shares of inSilicon common stock to the Purchaser pursuant to the Offer should either (i) complete and sign the Letter of Transmittal (or a facsimile copy of it) for the Offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal (having such stockholder’s signature on the Letter of Transmittal guaranteed if required by Instruction 1 to the Letter of Transmittal), mail or deliver the Letter of Transmittal (or a facsimile copy of it) and any other required documents to the depositary for the Offer, Computershare Trust Company of New York (the “Depositary”), and either deliver the certificates for such shares to the Depositary along with the Letter of Transmittal (or a facsimile copy of it) or tender such shares by book-entry transfer by following the procedures described in section 2 (“Procedures for Tendering Shares of inSilicon Common Stock in the Offer”) of this Offer to Purchase, in each case prior to the Expiration Date of the Offer, or (ii) request such stockholder’s broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder of inSilicon with shares of inSilicon common stock registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact that institution in order to tender such shares to the Purchaser pursuant to the Offer.

Any stockholder of inSilicon who desires to tender shares of inSilicon common stock to the Purchaser pursuant to the Offer and whose certificates representing such shares are not immediately available, or who cannot comply in a timely manner with the procedures for tendering shares by book-entry transfer, or who cannot deliver all required documents to the Depositary prior to the Expiration Date of the Offer, may tender such shares to the Purchaser pursuant to the Offer by following the procedures for guaranteed delivery described in section 2 (“Procedures for Tendering Shares of inSilicon Common Stock in the Offer”) of this Offer to Purchase.

		Page
SUMMARY TERM SHEET		1

INTRODUCTION		8

THE TENDER OFFER		11
1.	Terms of the Offer	11
2.	Procedures for Tendering Shares of inSilicon Common Stock in the Offer	13
3.	Withdrawal Rights	17
4.	Acceptance for Payment and Payment for Shares of inSilicon Common Stock	18
5.	Certain United States Federal Income Tax Consequences	19
6.	Price Range of Shares of inSilicon Common Stock; Dividends on Shares of inSilicon Common Stock	20
7.	Effect of the Offer on the Market for Shares of inSilicon Common Stock; Nasdaq Listing of Shares of inSilicon Common Stock; Exchange Act Registration of Shares of inSilicon Common Stock; Margin Regulations	21
8.	Certain Information Concerning inSilicon	22
9.	Certain Information Concerning the Purchaser and Synopsys	24
10.	Source and Amount of Funds	25
11.	Contacts and Transactions with inSilicon; Background of the Offer	25
12.	Purpose of the Offer; Plans for inSilicon; The Merger Agreement; The Tender and Voting Agreements	27
13.	Certain Conditions of the Offer	44
14.	Certain Legal Matters	46
15.	Fees and Expenses	49
16.	Miscellaneous	49

SCHEDULE I—Directors and Executive Officers of the Purchaser and Synopsys		S-1

SUMMARY TERM SHEET

We are Ferrite Acquisition Corp. and we are making an offer to purchase your outstanding shares of common stock of inSilicon Corporation. The following are some of the questions you, as a stockholder of inSilicon, may have about our offer and our answers to those questions. This Summary Term Sheet provides important and material information about our offer that is described in more detail elsewhere in this Offer to Purchase, but this Summary Term Sheet may not include all of the information about our offer that is important to you. We urge you to carefully read the remainder of this Offer to Purchase and the related Letter of Transmittal for our offer because the information in this Summary Term Sheet is not complete. Additional important information about our offer is contained in the remainder of this Offer to Purchase and the related Letter of Transmittal for our offer. We have included cross-references in this Summary Term Sheet to other sections of this Offer to Purchase to direct you to the sections of this Offer to Purchase in which a more complete description of the topics covered in this Summary Term Sheet appear.

Who is Ferrite Acquisition Corp.?

We are a Delaware corporation formed by Synopsys, Inc. for the sole purpose of making a tender offer for the outstanding shares of common stock of inSilicon. Synopsys is a leading supplier of electronic design automation (EDA) software to the global electronics industry. See “Introduction” and section 9 (“Certain Information Concerning the Purchaser and Synopsys”) of this Offer to Purchase for more information.

How many shares of inSilicon common stock are you offering to purchase?

We are making an offer to purchase all of the outstanding shares of common stock of inSilicon. See “Introduction” and section 1 (“Terms of the Offer”) of this Offer to Purchase for more information.

How much are you offering to pay for my shares of inSilicon common stock, what is the form of payment and will I have to pay any fees or commissions if I tender my shares in your offer?

We are offering to pay $4.05 per share, net to you, in cash (without interest) for your shares of inSilicon common stock. If you are the record owner of your shares and you tender them in our offer, you will not have to pay any brokerage fees or similar expenses for doing so. If you own your shares through a broker or other nominee, and your broker tenders your shares in our offer on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether it will charge you a fee for tendering your shares in our offer. See “Introduction” and section 1 (“Terms of the Offer”) of this Offer to Purchase for more information.

Do you have the financial resources to pay for all of the shares of inSilicon common stock that you are offering to purchase?

Yes.    Our parent company, Synopsys, will provide us with sufficient funds to pay for all of the shares of inSilicon common stock that are tendered to us in the offer and to make any payments for all of the shares of inSilicon common stock that are not tendered in our offer and that will be cancelled and converted into the right to receive $4.05 in cash in the merger described below, following the successful completion of our offer. Synopsys expects to use its generally available corporate funds to make these payments. Our offer is not conditioned upon any financing arrangements or contingencies. See section 10 (“Source and Amount of Funds”) of this Offer to Purchase for more information.

Is your financial condition relevant to my decision whether to tender my shares of inSilicon common stock in your offer?

We do not believe that our financial condition is relevant to your decision whether to tender your shares of inSilicon common stock in our offer because:

•	cash is the only consideration that we are paying to the holders of inSilicon common stock in connection with our offer;

•	we are offering to purchase all of the outstanding shares of inSilicon common stock in our offer;

•	our offer is not subject to any financing arrangements or other contingencies; and

•
the amount of cash consideration payable to holders of inSilicon common stock in our offer and the merger described below, taken together, is not material in relation to the financial capacity of Synopsys and its affiliates.

See section 10 (“Source and Amount of Funds”) of this Offer to Purchase for more information.

How long do I have to decide whether to tender my shares of inSilicon common stock in your offer?

Unless we extend our offer, you will have at least until 12:00 midnight, New York City time, on Wednesday, September 4, 2002, to decide whether to tender your shares of inSilicon common stock in our offer. Further, if you cannot deliver everything that is required to tender your shares by that time, you may be able to use a guaranteed delivery procedure in lieu of tendering your shares, which is described in section 1 (“Terms of the Offer”) and section 2 (“Procedures for Tendering Shares of inSilicon Common Stock in the Offer”) of this Offer to Purchase.

Under what circumstances can or must you extend your offer?

We are required to extend our offer:

•
for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission or its staff that is applicable to our offer, or by any rule, regulation, interpretation or position of the Nasdaq Stock Market, Inc. that is applicable to our offer; and

•
for successive periods of not more than 10 business days each, until either all of the conditions to our offer are satisfied or waived or our Merger Agreement with inSilicon is terminated in accordance with its terms. See section 1 (“Terms of the Offer”) of this Offer to Purchase for more information.

We are not required to extend our offer beyond September 21, 2002, unless any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, has not expired or been terminated by that date, in which event we are required to extend our offer if so requested by inSilicon (or we can elect to do so even if not so requested by inSilicon), but in no event are we required to extend our offer beyond December 21, 2002.

We may, and under certain circumstances we are required to, provide for a subsequent offering period following the expiration of our offer during which you could tender your shares to us for the same offer price payable in our offer. See section 1 (“Terms of the Offer”) of this Offer to Purchase for more information.

How will I be notified if you extend your offer?

If we extend our offer, we will inform the depositary for our offer of that fact and will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the next business day after the day on which our offer was scheduled to expire. See section 1 (“Terms of the Offer”) of this Offer to Purchase for more information.

What are the most significant conditions to your offer?

We are not obligated to purchase any shares of inSilicon common stock that are tendered in our offer unless, prior to the expiration date of our offer, the number of shares validly tendered in accordance with the terms of our offer and not properly withdrawn, together with the shares of inSilicon common stock then owned by

Synopsys and us (if any), represents a majority of all then outstanding shares of inSilicon common stock, calculated on a fully diluted basis including all shares of inSilicon common stock issued or issuable upon the redemption of all outstanding shares of the exchangeable preferred stock of inSilicon Canada Ltd. and the exercise of all then outstanding options to purchase inSilicon common stock, other than options with a per share exercise price that is greater than $4.05 (which condition we refer to as the “minimum condition” in this Summary Term Sheet). As of July 23, 2002, Phoenix Technologies held an aggregate number of shares of inSilicon common stock that represented 58.4% of all then outstanding shares of inSilicon common stock calculated on a fully diluted basis in the manner described above. Phoenix Technologies has entered into a Tender and Voting Agreement with Synopsys, dated as of July 23, 2002, pursuant to which it agreed, solely in its capacity as a stockholder of inSilicon, to tender all of its shares of inSilicon common stock in our offer. Assuming that Phoenix Technologies tenders its shares in our offer in compliance with its Tender and Voting Agreement, the minimum condition will be satisfied. In addition, all of inSilicon’s directors and executive officers have entered into Tender and Voting Agreements with Synopsys, dated as of July 23, 2002, pursuant to which they agreed, solely in their capacity as stockholders of inSilicon, to tender all of their shares of inSilicon common stock in our offer.

We are not obligated to purchase any shares of inSilicon common stock that are tendered in our offer if any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, has not expired or been terminated.

We are not obligated to purchase any shares of inSilicon common stock that are tendered in our offer if, by the expiration of our offer, there has occurred and continues to exist any change or effect that is, or is reasonably likely to be, materially adverse to the business, assets (including intangible assets), financial condition or results of operations of inSilicon and its subsidiaries, taken as a whole (with some exceptions).

Our offer is not subject to any financing arrangements or contingencies, but it is subject to a number of other conditions that we have not described above. See section 13 (“Certain Conditions of the Offer”) of this Offer to Purchase for more information about these other conditions to our offer.

We can waive any condition to our offer, other than the minimum condition.

How do I tender my shares of inSilicon common stock in your offer?

To tender all or any portion of your shares of inSilicon common stock in our offer, you must deliver the certificate or certificates representing your tendered shares, together with the related Letter of Transmittal (or a facsimile copy of it) enclosed with this Offer to Purchase, properly completed and duly executed, together with any required signature guarantees, and any other required documents, to the depositary for our offer, Computershare Trust Company of New York, prior to the expiration date of our offer.

If you hold your shares of inSilicon common stock in “street name” through a broker, dealer, commercial bank, trust company or other nominee and you wish to tender all or any portion of your shares of inSilicon common stock in our offer, the broker, dealer, commercial bank, trust company or other nominee that holds your shares must tender them in our offer on your behalf through the depositary for our offer.

If you cannot deliver the items that are required to be delivered to the depositary for our offer by the expiration date of our offer, you may obtain a little extra time to do so by having a broker, bank or other fiduciary that is a member of the Securities Transfer Agents Medallion Program or other eligible institution guarantee that the missing items will be received by the depositary for our offer within three Nasdaq Stock Market trading days. You may be able to use the Notice of Guaranteed Delivery enclosed with this Offer to Purchase for this purpose. To tender shares of inSilicon common stock in this manner, however, the depositary for our offer must receive the missing items within that three trading day period. See section 2 (“Procedures for Tendering Shares of inSilicon Common Stock in the Offer”) of this Offer to Purchase for more information.

Can I withdraw shares that I previously tendered in your offer?

Yes.    You can withdraw some or all of the shares of inSilicon common stock that you previously tendered in our offer at any time until the expiration date of our offer as it may be extended. Further, if we have not accepted your shares for payment within 60 days after we commence our offer, you can withdraw them at any time after such 60-day period. Once we accept your tendered shares for payment upon the expiration of our offer, however, you will no longer be able to withdraw them. In addition, your right to withdraw your previously tendered shares will not apply to any subsequent offering period (which is not the same as an extension of our offer), if one is provided. See section 1 (“Terms of the Offer”) and section 3 (“Withdrawal Rights”) of this Offer to Purchase for more information.

How do I withdraw my previously tendered shares?

To withdraw any shares of inSilicon common stock that you previously tendered in our offer, you (or, if your shares are held in “street name”, the broker, dealer, commercial bank, trust company or other nominee that holds your shares) must deliver a written notice of withdrawal (or a facsimile copy of one), with the required information, to the depositary for our offer while you still have the right to withdraw your shares. See section 1 (“Terms of the Offer”) and section 3 (“Withdrawal Rights”) of this Offer to Purchase for more information.

Has the inSilicon board of directors approved your offer?

Yes.    Our offer is being made pursuant to an Agreement and Plan of Merger, dated as of July 23, 2002, by and among Synopsys, inSilicon and us. The inSilicon board of directors has, based upon a unanimous recommendation of a special committee of the board of directors of inSilicon, (i) determined that the Merger Agreement is advisable, (ii) determined that the Merger Agreement and the transactions contemplated thereby (including our offer and the merger contemplated by the Merger Agreement, taken together) are at a price and on terms that are in the best interests of the holders of shares of common stock of inSilicon (other than inSilicon’s majority stockholder, Phoenix Technologies, with respect to which the inSilicon board of directors has made no determination), and (iii) approved the Merger Agreement and the transactions contemplated thereby, including our offer and the merger contemplated by the Merger Agreement. Accordingly, the inSilicon board of directors recommends that the stockholders of inSilicon (other than Phoenix Technologies, as to which the inSilicon board of directors makes no recommendation) accept our offer and tender their shares of inSilicon common stock in our offer.

The factors considered by the inSilicon board of directors, in addition to the special committee’s recommendation, in making the determinations and the recommendation described above are described in inSilicon’s Solicitation/Recommendation Statement on Schedule 14D-9, which has been filed with the Securities and Exchange Commission and is being mailed to the stockholders of inSilicon at the same time as the mailing of this Offer to Purchase to such stockholders. The factors considered by the special committee of the inSilicon board of directors in making its recommendation that the inSilicon board of directors make the determinations and the recommendation described above, are described in inSilicon’s Solicitation/Recommendation Statement on Schedule 14D-9.

RBC Dain Rauscher Inc., which acted as the financial advisor to the special committee of the inSilicon board of directors, delivered an opinion to the special committee and the inSilicon board of directors, dated July 21, 2002, to the effect that, as of such date and subject to the qualifications, assumptions and limitations stated in its written opinion, the offer price to be paid to tendering stockholders pursuant to our offer and to be paid to holders of inSilicon common stock in the related merger was fair, from a financial point of view, to the holders of shares of inSilicon common stock (other than Phoenix Technologies, as to which the RBC Dain Rauscher Inc. was not asked to express, and did not express, an opinion). Stockholders of inSilicon are urged to, and should, carefully read inSilicon’s Solicitation/Recommendation Statement on Schedule 14D-9 and the opinion of RBC Dain Rauscher Inc. in their entirety.

Have any stockholders of inSilicon already agreed to tender their shares in your offer?

Yes.    As noted above, Phoenix Technologies and inSilicon’s directors and executive officers have entered into Tender and Voting Agreements with Synopsys pursuant to which they each agreed, solely in their capacity as stockholders of inSilicon, to tender all of their respective shares of inSilicon common stock in our offer. As of July 23, 2002, Phoenix Technologies held an aggregate number of shares of inSilicon common stock that represented 58.4% of all then outstanding shares of inSilicon common stock calculated on a fully diluted basis in the manner described above.

What are your plans if you complete your offer but do not acquire all of the outstanding shares of inSilicon common stock in your offer?

If we complete our offer and certain conditions are satisfied, as soon as practicable following the completion of our offer, we intend to merge with and into inSilicon. As a result of that merger (i) all of the outstanding shares of inSilicon common stock that are not tendered in our offer, other than shares that are owned by Synopsys, inSilicon or us and any shares that are owned by stockholders who have properly and validly exercised appraisal rights under Delaware law in respect of such shares, will be canceled and converted into the right to receive $4.05 in cash, and (ii) all of our issued and outstanding shares of capital stock, which are currently owned by Synopsys, will be canceled and converted into shares of inSilicon, as a result of which Synopsys will own all of the issued and outstanding shares of inSilicon.

We are not obligated to merge with inSilicon following the completion of our offer unless the requisite approval of inSilicon’s stockholders under Delaware law has been obtained and no court or other governmental authority has issued or enacted an order or law which prohibits the merger. If we obtain at least 90% of the outstanding shares of inSilicon common stock pursuant to our offer, however, we will not be required to obtain stockholder approval for the merger. Even if we do not obtain 90% of the outstanding shares of inSilicon common stock pursuant to our offer, if we complete our offer, we will hold a sufficient number of shares of inSilicon common stock so as to ensure that we will obtain the requisite approval of inSilicon stockholders under Delaware law to complete the merger.

If you complete your offer, what will happen to inSilicon’s board of directors?

If we complete our offer, we are entitled to designate a number of individuals who will become directors of inSilicon and comprise a majority of the members of inSilicon’s board of directors. inSilicon has agreed to take all action necessary to ensure that our designees are appointed to its board of directors. Therefore, if we complete our offer, we will obtain control over the management of inSilicon shortly thereafter. Notwithstanding the foregoing, until the effective time of the merger described above, the members of the special committee of inSilicon’s board of directors will remain members of the board of directors of inSilicon, and their approval will be required to, among other things, amend or terminate the Merger Agreement on behalf of inSilicon, waive any of the obligations of Synopsys or us under the Merger Agreement, or waive any of inSilicon’s rights under the Merger Agreement. See Section 12 (“Purpose of the Offer; Plans for inSilicon; The Merger Agreement; The Tender and Voting Agreements”) of this Offer to Purchase for more information.

If I decide not to tender my shares of inSilicon common stock in your offer, how will your offer affect my shares?

If we complete our offer, but you do not tender your shares in our offer, at the effective time of the merger, described above, your shares will be canceled and converted into the right to receive the same amount of cash that you would have received had you tendered your shares in our offer, subject to your right to pursue your appraisal rights under Delaware law. Therefore, if we complete the merger, unless you perfect your appraisal rights under Delaware law, the only difference to you between tendering your shares in our offer and not tendering your shares in our offer is that you will be paid earlier if you tender your shares.

Until such time, if any, when we complete the merger following our offer, the number of stockholders and the number of shares of inSilicon common stock that remain in the hands of the public may be so small that there may no longer be an active public trading market (or, possibly, any public trading market) for such shares. Also, shares of inSilicon common stock may no longer be eligible to be traded on the Nasdaq National Market or any other securities exchange, and inSilicon may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the Securities and Exchange Commission’s rules relating to publicly held companies. See section 7 (“Effect of the Offer on the Market for Shares of inSilicon Common Stock; Nasdaq Listing of inSilicon Common Stock; Exchange Act Registration of inSilicon Common Stock; Margin Regulations”) and section 12 (“Purpose of the Offer; Plans for inSilicon; The Merger Agreement; The Tender and Voting Agreements”) of this Offer to Purchase for more information.

Are appraisal rights available in either your offer or the related merger?

Appraisal rights are not available in connection with our offer. If you choose not to tender your shares of inSilicon common stock in our offer, however, and we complete the offer, appraisal rights will be available to you in connection with our merger with and into inSilicon. If you choose to exercise your appraisal rights in connection with the merger, and you comply with the applicable legal requirements under Delaware law, you will be entitled to payment for your shares based on a fair and independent appraisal of the market value of your shares. This market value may be more or less than the $4.05 per share that we are offering to pay you for your shares in the offer. See section 12 (“Purpose of the Offer; Plans for inSilicon; The Merger Agreement; The Tender and Voting Agreements”) of this Offer to Purchase for more information.

What are the United States federal income tax consequences of tendering my shares of inSilicon common stock in your offer?

The receipt of cash pursuant to our offer (or the merger described above) will be a taxable transaction for United States federal income tax purposes under the Internal Revenue Code of 1986, as amended, and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for United States federal income tax purposes, a stockholder tendering shares of inSilicon common stock in our offer will recognize gain or loss equal to the difference between the amount of cash received by the stockholder in our offer (or the merger described above) and the stockholder’s aggregate adjusted tax basis in the shares tendered by the stockholder and purchased in our offer (or converted into cash in the merger described above). Gain or loss will be calculated separately for each block of shares tendered and purchased in the offer (or converted into cash in the merger described above). See section 5 (“Certain United States Federal Income Tax Consequences”) of this Offer to Purchase for more information.

Stockholders are urged to consult their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of our offer (and the merger described above).

What is the market value of my shares of inSilicon common stock?

On July 23, 2002, the last trading day before Synopsys and inSilicon announced that they had entered into the Merger Agreement, the last sale price of shares of inSilicon common stock reported on Nasdaq National Market was $2.40 per share. On August 5, 2002, the last full trading day prior to the commencement of our offer, the last sale price of shares of inSilicon common stock reported on the Nasdaq National Market was $4.01 per share. We advise you to obtain a recent quotation for shares of inSilicon common stock when deciding whether to tender your shares in our offer. See section 6 (“Price Range of Shares of inSilicon Common Stock; Dividends on Shares of inSilicon Common Stock”) of this Offer to Purchase for more information.

Who can I contact if I have questions about your offer?

You should contact our Information Agent for our offer at the address and telephone numbers listed below if you have any questions about our offer.

D. F. King & Co., Inc.

77 Water Street
New York, NY 10005

Banks and Brokers Call Collect: (212) 269-5550
All Others Call Toll Free: (800) 758-5880

To:    The Holders of Common Stock of inSilicon Corporation:

INTRODUCTION

Ferrite Acquisition Corp., a Delaware corporation (the “Purchaser”) and a wholly owned subsidiary of Synopsys, Inc., a Delaware corporation, hereby offers to purchase all of the outstanding shares of common stock, par value $0.001 per share, of inSilicon Corporation, a Delaware corporation, at a price of $4.05 per share, net to the seller in cash, without interest thereon (the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal enclosed with this Offer to Purchase, which together with any amendments or supplements hereto or thereto, collectively constitute the “Offer” described in this Offer to Purchase.

Tendering inSilicon stockholders whose shares of inSilicon common stock are registered in their own names and who tender their shares directly to Computershare Trust Company of New York, which is acting as the depositary for the Offer (the “Depositary”) will not be obligated to pay brokerage fees or commissions in connection with the Offer or, except as set forth in Instruction 6 of the Letter of Transmittal for the Offer, transfer taxes on the sale of shares pursuant to the Offer. Stockholders of inSilicon who hold their shares of inSilicon common stock through brokers, dealers, commercial banks, trust companies or other nominees should check with such institutions to determine whether they will charge any service fees for tendering such stockholder’s shares to the Purchaser in the Offer.

The Purchaser will pay all fees and expenses of the Depositary and D.F. King & Co., Inc., which is acting as the information agent for the Offer (the “Information Agent”), incurred in connection with the Offer. See section 15 (“Fees and Expenses”) of this Offer to Purchase for more information.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of July 23, 2002, by and among Synopsys, the Purchaser and inSilicon (the “Merger Agreement”) pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into inSilicon (the “Merger”), with inSilicon surviving the Merger as a wholly owned subsidiary of Synopsys. As a result of the Merger, each outstanding share of inSilicon common stock (other than shares owned by Synopsys, the Purchaser, inSilicon or any subsidiary of Synopsys or inSilicon, or by stockholders, if any, who are entitled to and properly exercise appraisal rights under Delaware law) will be converted into the right to receive the price per share paid pursuant to the Offer in cash, without interest thereon. See section 12 (“Purpose of the Offer; Plans for inSilicon; The Merger Agreement; The Tender and Voting Agreements”) of this offer to purchase for more information.

The inSilicon Board of Directors has, based upon a unanimous recommendation of a special committee of the Board of Directors of inSilicon, (i) determined that the Merger Agreement is advisable, (ii) determined that the Merger Agreement and the transactions contemplated thereby (including the Offer and the Merger, taken together) are at a price and on terms that are in the best interests of the holders of shares of common stock of inSilicon (other than inSilicon’s majority stockholder, Phoenix Technologies Ltd. (“Phoenix Technologies”), with respect to which the inSilicon Board of Directors has made no determination), and (iii) approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger. Accordingly, the inSilicon Board of Directors recommends that the stockholders of inSilicon (other than Phoenix Technologies, as to which the inSilicon Board of Directors makes no recommendation) accept the Offer and tender their shares of inSilicon common stock to the Purchaser pursuant to the Offer.

The factors considered by the inSilicon Board of Directors, in addition to the special committee’s recommendation, in making the determinations and the recommendation described above are described in inSilicon’s Solicitation/Recommendation Statement on Schedule 14D-9, which has been filed with the

Securities and Exchange Commission and is being mailed to the stockholders of inSilicon at the same time as the mailing of this Offer to Purchase. The factors considered by the special committee of the inSilicon Board of Directors in making its recommendation that the inSilicon Board of Directors make the determinations and the recommendation described above, are described in inSilicon’s Solicitation/Recommendation Statement on Schedule 14D-9.

RBC Dain Rauscher Inc., which acted as the financial advisor to the special committee of the inSilicon Board of Directors, delivered an opinion to the special committee and the inSilicon Board of Directors, dated July 21, 2002, to the effect that, as of such date and subject to the qualifications, assumptions and limitations stated in its opinion, the Offer Price to be paid to tendering stockholders pursuant to the Offer and to be paid to holders of inSilicon common stock in the Merger was fair, from a financial point of view, to the holders of shares of inSilicon common stock (other than Phoenix Technologies, as to which RBC Dain Rauscher Inc. was not asked to express, and did not express, an opinion). Stockholders of inSilicon are urged to, and should, carefully read inSilicon’s Solicitation/Recommendation Statement on Schedule 14D-9 and the opinion of RBC Dain Rauscher Inc. in their entirety.

The Offer is conditioned upon, among other things, (i) there being validly tendered in accordance with the terms of the Offer and not properly withdrawn prior to the Expiration Date (as defined in section 1 of this Offer to Purchase) of the Offer that number of shares of inSilicon common stock that, together with the shares of inSilicon common stock then owned by the Purchaser and Synopsys (if any), represent a majority of all then outstanding shares of inSilicon common stock, calculated on a fully diluted basis including all shares of inSilicon common stock issued or issuable upon the redemption of the exchangeable preferred stock of inSilicon Canada Ltd. and the exercise of all then outstanding options to purchase shares of inSilicon common stock, other than options with a per share exercise price that is greater than the Offer Price (which shares are referred to as inSilicon’s “Fully Diluted” shares and which condition is referred to as the “Minimum Condition”), and (ii) the termination or expiration of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, applicable to the purchase of shares of inSilicon common stock pursuant to the Offer. The Offer is also subject to other conditions described in section 13 (“Certain Conditions of the Offer”) of this Offer to Purchase.

As of July 23, 2002, Phoenix Technologies held an aggregate number of shares of inSilicon common stock that represented 58.4% of all then outstanding Fully Diluted shares of inSilicon common stock. Phoenix Technologies has entered into a Tender and Voting Agreement with Synopsys, dated as of July 23, 2002, pursuant to which it agreed, solely in its capacity as a stockholder of inSilicon, to tender all of its shares of inSilicon common stock to the Purchaser pursuant to the Offer. Assuming that Phoenix Technologies tenders its shares to the Purchaser in the Offer in compliance with its Tender and Voting Agreement with Synopsys, the Minimum Condition will be satisfied. In addition, all of inSilicon’s directors and executive officers have entered into Tender and Voting Agreements with Synopsys, dated as of July 23, 2002, pursuant to which they agreed, solely in their capacity as stockholders of inSilicon, to tender all of their shares of inSilicon common stock to the Purchaser in the Offer.

Completion of the Merger is also subject to a number of conditions, including (i) the purchase of shares of inSilicon common stock by the Purchaser pursuant to the Offer, and (ii) the approval of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding shares of inSilicon common stock, if required by applicable law. If the Purchaser acquires 90% or more of the outstanding shares of inSilicon common stock pursuant to the Offer, the Purchaser and Synopsys will be able to complete the Merger without obtaining the approval of the remaining holders of inSilicon common stock who have not tendered their shares of inSilicon common stock in the Offer. In such event, under the terms of the Merger Agreement, Synopsys, the Purchaser and inSilicon have agreed to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the completion of the Offer. See section 12 (“Purpose of the Offer; Plans for inSilicon; The Merger Agreement; The Tender and Voting Agreements”) of this Offer to Purchase for more information.

inSilicon has informed the Purchaser that, as of July 19, 2002, there were: (i) 15,196,923 shares of inSilicon common stock issued and outstanding; (ii) 4,142,957 shares of inSilicon common stock subject to outstanding options to purchase shares of inSilicon common stock from inSilicon; and (iii) 744,332 shares of inSilicon common stock reserved for issuance upon redemption of all exchangeable preferred stock of inSilicon Canada Ltd. then issued and reserved for issuance. Based upon the foregoing and assuming the redemption of all the then issued and reserved for issuance shares of exchangeable preferred stock of inSilicon Canada Ltd. for shares of inSilicon common stock and the exercise of all 1,963,613 outstanding options to purchase shares of inSilicon common stock with exercise prices per share equal to or less than $4.05, the Minimum Condition will be satisfied if at least 8,952,435 shares of inSilicon common stock are validly tendered and not withdrawn prior to the Expiration Date of the Offer. Phoenix Technologies owns, and has agreed to tender in the Offer under the terms of its Tender and Voting Agreement with Synopsys, an aggregate of 10,450,010 shares of inSilicon common stock. The actual number of shares of inSilicon common stock that are required to be tendered to satisfy the Minimum Condition will depend upon the actual number of outstanding Fully Diluted shares of inSilicon common stock prior to the Expiration Date.

Certain U.S. federal income tax consequences of the sale of shares of inSilicon common stock pursuant to the Offer and the conversion of shares of inSilicon common stock pursuant to the Merger are described in section 5 (“Certain United States Federal Income Tax Consequences”) of this Offer to Purchase.

This Offer to Purchase and the related Letter of Transmittal for the Offer contain important information about the Offer and should be read carefully and in their entirety before any decision is made with respect to the Offer.

THE TENDER OFFER

1.	Terms of the Offer

Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for all shares of inSilicon common stock that are validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with the procedures for withdrawal described in section 3 (“Withdrawal Rights”) of this Offer to Purchase. The term “Expiration Date” as used in this Offer to Purchase means 12:00 midnight, New York City time, on Wednesday, September 4, 2002, unless and until the Purchaser extends the period of time during which the Offer is open in accordance with the terms of the Merger Agreement, in which event the term “Expiration Date” as used in this Offer to Purchase will mean the latest time and date on which the Offer, as so extended by the Purchaser, will expire.

Under the terms of the Merger Agreement, the Purchaser is obligated to extend the Offer by giving oral or written notice of such extension to the Depositary, (i) for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission or its staff that is applicable to the Offer, or by any rule, regulation, interpretation or position of the Nasdaq Stock Market, Inc. that is applicable to the Offer, or (ii) in the event that any of the conditions to the Offer are not satisfied or waived as of any then scheduled Expiration Date, for successive extension periods of not more than 10 business days each until such time as either (a) all of the conditions to the Offer are satisfied or waived or (b) the Merger Agreement is terminated in accordance with it terms. We are not required to extend our Offer beyond September 21, 2002, unless any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, has not expired or been terminated by that date, in which event we are required to extend our Offer if so requested by inSilicon (or we can elect to do so even if not so requested by inSilicon), but in no event are we required to extend our Offer beyond December 21, 2002.

Under no circumstances will interest be paid on the Offer Price for tendered shares of inSilicon common stock, regardless of any extension of or amendment to the Offer or any delay in paying for any shares.

The Purchaser expressly reserves the right (but is not obligated under the terms of the Merger Agreement or for any other reason) to increase the Offer Price or to make any other changes in the terms and conditions of the Offer, at any time and from time to time, by giving oral or written notice of such increase or other change to the Depositary, except that, unless otherwise provided by the Merger Agreement or previously approved by inSilicon in writing, the Purchaser may not make any change to the terms and conditions of the Offer that (i) decreases the Offer Price, (ii) changes the form of consideration to be paid in the Offer, (iii) reduces the number of shares of inSilicon common stock to be purchased in the Offer, (iv) imposes conditions to the Offer in addition to the conditions to the Offer described in section 13 (“Certain Conditions of the Offer”) of this Offer to Purchase, (v) amends the conditions to the Offer described in section 13 (“Certain Conditions of the Offer”) of this Offer to Purchase so as to broaden the scope of such conditions to the Offer (vi) extends the Offer for any reason other than as described in the immediately preceding paragraph of this Offer to Purchase, (vii) amends or waives the Minimum Condition, or (viii) makes any other change to any of the terms and conditions of the Offer that is adverse to the holders of shares of inSilicon common stock in the reasonable and good faith judgment of inSilicon.

If by 12:00 midnight, New York City time, on Wednesday, September 4, 2002 (or by any other time and date then scheduled as the Expiration Date), any or all of the conditions to the Offer have not been satisfied or waived, subject to the terms of the Merger Agreement and the applicable rules and regulations of the Securities and Exchange Commission, the Purchaser will (i) subject to the qualification described in the immediately preceding paragraph of this Offer to Purchase with respect to the Minimum Condition, waive all of the conditions to the Offer that remain unsatisfied and accept for payment and pay for all shares of inSilicon common stock that have been validly tendered and not properly withdrawn prior to the Expiration Date, (ii) extend the Offer and, subject to the right of holders of shares of inSilicon common stock previously tendered to withdraw such tendered shares at any time prior to the Expiration Date, retain all of the shares that have been previously tendered and not properly withdrawn during the period or periods for which the Offer is extended, (iii) subject to the qualifications described in the immediately preceding paragraph of this Offer to Purchase, amend the Offer, or (iv) terminate the Offer in accordance with the Merger Agreement, not accept for payment or pay for any shares of inSilicon common stock and return all previously tendered shares to the owners of such shares.

Any extension, waiver, amendment or termination will be followed as promptly as practicable by a public announcement thereof. An announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Purchaser may choose to make any public announcement, subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which require that material changes be promptly disseminated to holders of shares of inSilicon common stock), the Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the PR Newswire news service. The phrase “business day” as used in this paragraph has the meaning set forth in Rule 14d-1 under the Exchange Act.

In the event that the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an Offer must remain open following a material change in the terms of such Offer or information concerning such Offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of 10 business days is generally required under the applicable rules and regulations of the Securities and Exchange Commission to allow for adequate dissemination to stockholders.

Under Rule 14d-11 of the Exchange Act and subject to the conditions described in the following paragraphs of this Offer to Purchase, the Purchaser may elect to provide for a subsequent offering period, immediately following the Expiration Date, of not less than three business days nor more than 20 business days in length. In addition, the Purchaser will be obligated to provide for a subsequent offering period immediately following the Expiration Date, of 10 business days in length, in the event that more than 85% (but less than 90%) of the then outstanding shares of inSilicon common stock are validly tendered in the Offer and not properly withdrawn prior to the Expiration Date.

If provided, a subsequent offering period would be an additional period of time, following the Expiration Date and the acceptance for payment of, and the payment for, any shares of inSilicon common stock that are validly tendered in the Offer and not properly withdrawn prior to the Expiration Date, during which holders of shares of inSilicon common stock that were not previously tendered in the Offer may tender such shares to the Purchaser in exchange for the Offer Price on the same terms and conditions that applied to the Offer. A subsequent offering period is not the same as an extension of the Offer, which will have been previously completed if a subsequent offering period is provided. The Purchaser will accept for payment, and pay for, any shares of inSilicon common stock that are validly tendered to the Purchaser during a subsequent offering period, if provided, as promptly as practicable after any such shares are validly tendered to the Purchaser during such subsequent offering period, for the same price paid to holders of shares of inSilicon common stock that were validly tendered in the Offer and not properly withdrawn prior to the Expiration Date, net to the holders thereof in cash. Holders of shares of inSilicon common stock that are validly tendered to the Purchaser during a subsequent offering period, if provided, will not have the right to withdraw such tendered shares.

Under Rule 14d-11 of the Exchange Act, the Purchaser may provide for a subsequent offering period so long as, among other things, (i) the initial 20-business day period of the Offer has expired, (ii) the Purchaser offers the same form and amount of consideration for shares of inSilicon common stock in the subsequent offering period that was offered in the Offer, (iii) the Purchaser immediately accepts and promptly pays for all shares of inSilicon common stock that are validly tendered to the Purchaser and not properly withdrawn prior to the Expiration Date, (iv) the Purchaser announces the results of the Offer, including the approximate number and percentage of shares of inSilicon common stock that were deposited in the Offer, no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date and immediately begins the subsequent offering period, and (v) the Purchaser immediately accepts and promptly pays for shares of inSilicon common stock as they are tendered during the subsequent offering period.

Unless required under the terms of the Merger Agreement, the Purchaser does not currently intend to provide for a subsequent offering period following the expiration of the Offer, although it reserves the right to do so in its sole discretion.

inSilicon has provided the Purchaser with a list, and security position listings, of inSilicon’s stockholders for the purpose of disseminating the Offer to holders of shares of inSilicon common stock. This Offer to Purchase, the related Letter of Transmittal enclosed with this Offer to Purchase and other materials related to the Offer will be mailed to record holders of shares of inSilicon common stock, and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees whose names, or the names of whose nominees, appear on the list of inSilicon’s stockholders, or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of shares of inSilicon common stock.

2.	Procedures for Tendering Shares of inSilicon Common Stock in the Offer

Valid Tender

For a stockholder to validly tender shares of inSilicon common stock in the Offer:

•
the certificate(s) representing the tendered shares, together with the related Letter of Transmittal (or a facsimile copy of it), properly completed and duly executed, together with any required signature guarantees (as described below under the caption “Guaranteed Signatures”) and any other required documents, must be received by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase prior to the Expiration Date;

•
in the case of a tender effected pursuant to the book-entry transfer procedures described below under the caption “Book-Entry Transfer,” (i) either the related Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees (as described below under the caption “Guaranteed Signatures”), or an Agent’s Message (as described below under the caption “Book-Entry Transfer”), and any other required documents, must be received by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase prior to the Expiration Date, and (ii) the shares to be tendered must be delivered pursuant to the book-entry transfer procedures described below under the caption “Book-Entry Transfer” and a Book-Entry Confirmation (as described below under the caption “Book-Entry Transfer”) must be received by the Depositary prior to the Expiration Date; or

•	the tendering stockholder must comply with the guaranteed delivery procedures described below under the caption “Guaranteed Delivery” prior to the Expiration Date.

The valid tender of shares of inSilicon common stock in accordance with one of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

The method of delivery of shares of inSilicon common stock to be tendered in the Offer, the related Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility described below under the caption “Book-Entry Transfer,” is at the election and risk of the tendering stockholder. Shares of inSilicon common stock to be tendered in the Offer will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by Book-Entry Confirmation described below under the caption “Book-Entry Transfer”). If delivery of shares is made by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Book-Entry Transfer

The Depositary will establish an account with respect to the shares of inSilicon common stock at The Depository Trust Company (the “Book-Entry Transfer Facility”) for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant of the Book-Entry Transfer Facility’s system may effect a book-entry delivery of shares of inSilicon common stock in the Offer by causing the Book-Entry Transfer Facility to transfer such shares into the Depositary’s account in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. The confirmation of a book-entry transfer of shares into the Depositary’s account at the Book-Entry Transfer Facility as described above is sometimes referred to in this Offer to purchase as a “Book-Entry Confirmation.” The term “Agent’s Message” as used in this Offer to Purchase means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that (i) the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the shares of inSilicon common stock that such participant has received, (ii) the participant agrees to be bound by the terms of the Letter of Transmittal, and (iii) the Purchaser may enforce such agreement against such participant.

Although delivery of shares of inSilicon common stock may be effected through book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility, the Letter of Transmittal enclosed with this Offer to Purchase (or a facsimile copy of it), properly completed and duly executed, together with any required signature guarantees (as described below under the caption “Signature Guarantees”), or an Agent’s Message (as described above), and any other required documents, must be received by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase prior to the Expiration Date to effect a valid tender of shares by book-entry. Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures does not constitute delivery to the Depositary.

Signature Guarantees

No signature guarantee is required on the Letter of Transmittal that is being returned with shares of inSilicon common stock being tendered in the Offer if (i) the Letter of Transmittal is signed by the registered holder(s) of the shares of inSilicon common stock tendered with such Letter of Transmittal, unless such registered holder(s) has completed either the box labeled “Special Payment Instructions” or the box labeled “Special Delivery Instructions” on such Letter of Transmittal, or (ii) shares of inSilicon common stock are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, Nasdaq Stock Market Medallion Signature Guarantee Program or the Stock Exchange Medallion Program or by any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (which we sometimes refer to as “Eligible Institutions” in this Offer to Purchase). For purposes of the foregoing, a “registered holder” of shares of inSilicon common stock includes any participant in the Book-Entry Transfer Facility’s system whose name appears on a security position listing as the owner of such shares. In all other cases, all signatures on the Letter of Transmittal that is being returned with shares of inSilicon common stock being tendered in the Offer must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal enclosed with this Offer to Purchase for more information. If certificates representing shares of inSilicon common stock being tendered in the Offer are registered in the name of a person other than the signer of the Letter of Transmittal that is being returned with such shares, or if payment is to be made or certificates representing shares of inSilicon common stock not being tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on such certificates, with the signatures on such certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the Letter of Transmittal enclosed with this Offer to Purchase for more information.

Guaranteed Delivery

If a stockholder desires to tender shares of inSilicon common stock in the Offer and such stockholder’s certificates representing such shares are not immediately available, or the book-entry transfer procedures described above under the caption “Book-Entry Transfer” cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder may tender such shares of inSilicon common stock if all the following conditions are met:

•	such tender is made by or through an Eligible Institution (as described above under the caption “Signature Guarantees”);

•
a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form enclosed with this Offer to Purchase, is received by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase prior to the Expiration Date; and

•
either (i) the certificates representing tendered shares of inSilicon common stock being tendered in the Offer, together with the Letter of Transmittal enclosed with this Offer to Purchase (or facsimile copy of it), properly completed and duly executed, and any required signature guarantees (as described above under the caption “Signature Guarantees”), and any other required documents, are received by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase within three trading days (as described below) after the date of execution of such Notice of Guaranteed Delivery or (ii) in the case of a book-entry transfer effected pursuant to the book-entry transfer procedures described above under the caption “Book-Entry Transfer,” (1) either the Letter of Transmittal enclosed with this Offer to Purchase (or facsimile copy of it), properly completed and duly executed, and any required signature guarantees (as described above under the caption “Signature Guarantees”), or an Agent’s Message (as described above under the caption “Book-Entry Transfer”), and any other required documents, is received by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase, and (2) such shares are delivered pursuant to the book-entry transfer procedures described above under the caption “Book-Entry Transfer” and a Book-Entry Confirmation (as described above under the caption “Book-Entry Transfer”) is received by the Depositary, in each case within three trading days after the date of execution of such Notice of Guaranteed Delivery. For purposes of the foregoing, a “trading day” is any day on which the Nasdaq Stock Market is open for business.

The Notice of Guaranteed Delivery described above may be delivered by hand to the Depositary, or transmitted by telegram, facsimile transmission or mail to the Depositary, and must include a guarantee by an Eligible Institution (as described above under the caption “Signature Guarantees”) in the form set forth in such Notice of Guaranteed Delivery.

Other Requirements

Notwithstanding any provision hereof, in all cases payment for shares of inSilicon common stock that are accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the following:

•	certificates for such shares, or a timely Book-Entry Confirmation (as described above under the caption “Book-Entry Transfer”) with respect to such shares;

•	the Letter of Transmittal enclosed with this Offer to Purchase (or a facsimile copy of it), properly completed and duly executed, with any required signature guarantees (as described above under the caption “Signature Guarantees”), or in the case of a Book-Entry Transfer, an Agent’s Message in lieu of the Letter of Transmittal, as described above under the caption “Book-Entry Transfer”); and

•	any other documents required by the Letter of Transmittal.

Accordingly, tendering stockholders may be paid at different times depending upon when certificates for shares of inSilicon common stock being tendered in the Offer, or Book-Entry Confirmations with respect to shares of inSilicon common stock being tendered in the Offer are actually received by the Depositary. Under no circumstances will interest be paid by the Purchaser on the Offer Price payable in respect of shares of inSilicon common stock being tendered in the Offer, regardless of any extension of the Offer or any delay in making such payment.

Appointment

By executing and returning the Letter of Transmittal enclosed with this Offer to Purchase (or a facsimile copy of it), or in the case of a book-entry transfer, by delivery of an Agent’s Message in lieu of the Letter of Transmittal as described above under the caption “Book-Entry Transfer,” a stockholder tendering shares of inSilicon common stock in the Offer will be irrevocably appointing designees of the Purchaser as such stockholder’s attorneys-in-fact and proxies in the manner described in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the shares of inSilicon common stock being tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other shares of inSilicon common stock or other securities or rights issued or issuable in respect of such shares on or after the date of this Offer to Purchase. All such proxies will be considered coupled with an interest in the shares of inSilicon common stock being tendered. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment the shares of inSilicon common stock being tendered by such stockholder as provided in this Offer to Purchase. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such shares of inSilicon common stock or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given (and, if given, will not be effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such shares of inSilicon common stock and other securities or rights in respect of any annual, special or adjourned meeting of inSilicon’s stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for shares of inSilicon common stock to be deemed validly tendered, immediately upon the Purchaser’s acceptance for payment of such shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such shares and other securities or rights, including voting at any meeting of stockholders.

Determination of Validity

All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of shares of inSilicon common stock in the Offer will be determined by the Purchaser in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders of shares of inSilicon common stock determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Purchaser, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any shares of inSilicon common stock of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of shares of inSilicon common stock in the Offer will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, Synopsys, inSilicon, the Depositary, the Information Agent for the Offer or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto and any other documents related to the Offer) will be final and binding.

Backup Withholding

In order to avoid “backup withholding” of United States federal income tax on payments of cash in connection with the Offer, a stockholder tendering shares of inSilicon common stock in the Offer who is a U.S. citizen or a U.S. resident alien must, unless an exemption applies, provide the Depositary with such stockholder’s correct taxpayer identification number on a Substitute Form W-9 and certify under penalty of perjury that such taxpayer identification number is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide such stockholder’s correct taxpayer identification number or fails to provide the certifications described above, the United States Internal Revenue Service may impose a penalty on such stockholder and the payment of cash to such stockholder in connection with the Offer may be subject to backup withholding at a rate of 30%. All stockholders tendering shares of inSilicon common stock in the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal enclosed with this Offer to Purchase to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Stockholders who are not U.S. citizens or U.S. resident aliens should complete and sign the main signature form and a Form W-8BEN, Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding, included as part of the Letter of Transmittal enclosed with this Offer to Purchase to provide the information and certification necessary to avoid backup withholding. See Instruction 9 to the Letter of Transmittal enclosed with this Offer to Purchase.

3.     Withdrawal Rights

Except as otherwise provided in this section 3, tenders of shares of inSilicon common stock in the Offer are irrevocable. Shares of inSilicon common stock that are tendered in the Offer may be withdrawn pursuant to the procedures described below at any time prior to the Expiration Date and shares that are tendered may also be withdrawn at any time after October 4, 2002 unless accepted for payment on or before that date as provided in this Offer to Purchase. In the event that the Purchaser provides for a subsequent offering period following the completion of the Offer, (i) no withdrawal rights will apply to shares tendered during such subsequent offering period and (ii) no withdrawal rights will apply to shares that were previously tendered in the Offer and accepted for payment.

For a withdrawal of shares of inSilicon common stock previously tendered in the Offer to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase, specifying the name of the person having tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from the name of the person who tendered the shares. If certificates for shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such shares have been tendered by an Eligible Institution, any and all signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If shares have been tendered pursuant to the book-entry transfer procedures described in section 2 of this Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares and otherwise comply with the Book-Entry Transfer Facility’s procedures. Withdrawals of tenders of shares may not be rescinded, and any shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn shares may be re-tendered in the Offer, however, by again following one of the procedures described in section 2 of this Offer to Purchase at any time prior to the Expiration Date.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser in its sole discretion, which determination will be final and binding. None of the Purchaser, Synopsys, inSilicon, the Depositary for the Offer, the Information Agent for the Offer or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

4.     Acceptance for Payment and Payment for Shares of inSilicon Common Stock

On the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), promptly after the Expiration Date, the Purchaser will accept for payment, and will pay for, all shares of inSilicon common stock validly tendered to the Purchaser in the Offer and not properly withdrawn prior to the Expiration Date. Subject to the terms of the Merger Agreement, the Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of or the payment for shares of inSilicon common stock that are tendered in the Offer in order to comply in whole or in part with any applicable law. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder’s obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder’s offer).

In all cases, payment for shares of inSilicon common stock that are accepted for payment in the Offer will be made only after timely receipt by the Depositary of:

•
the certificates representing such shares, together with the Letter of Transmittal enclosed with this Offer to Purchase (or a facsimile copy of it), properly completed and duly executed, and any required signature guarantees (as described in section 2 (“Procedures for Tendering Shares of inSilicon Common Stock in the Offer”) of this Offer to Purchase under the caption “Signature Guarantees”); or

•
in the case of a transfer effected pursuant to the book-entry transfer procedures as described in section 2 (“Procedures for Tendering Shares of inSilicon Common Stock in the Offer”) of this Offer to Purchase under the caption “Book-Entry Transfer” a Book-Entry Confirmation and either the Letter of Transmittal enclosed with this Offer to Purchase (or a facsimile copy of it), properly completed and duly executed, and any required signature guarantees (as described in section 2 of this Offer to Purchase under the caption “Signature Guarantees”) or an Agent’s Message, and any other required documents.

Accordingly, stockholders tendering shares of inSilicon common stock in the Offer may be paid at different times depending upon when certificates for shares or Book-Entry Confirmations with respect to shares are actually received by the Depositary.

The per share consideration paid to any stockholder pursuant to the Offer will be the highest per share consideration paid to any other stockholder pursuant to the Offer.

For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, shares of inSilicon common stock that are validly tendered in the Offer and not properly withdrawn prior to the Expiration Date as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser’s acceptance for payment of such shares. On the terms and subject to the conditions of the Offer, payment for shares of inSilicon common stock that are accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as an agent for stockholders tendering shares in the Offer for the purpose of receiving payment from the Purchaser and transmitting payment to such stockholders whose shares of inSilicon common stock have been accepted for payment pursuant to the Offer. Under no circumstances will interest be paid on the Offer Price for shares of inSilicon common stock that are tendered in the Offer, regardless of any extension of, or amendment to, the Offer or any delay in paying for such shares.

If the Purchaser is delayed in its acceptance for payment of, or payment for, shares of inSilicon common stock that are tendered in the Offer, or is unable to accept for payment, or pay for, shares that are tendered in the Offer for any reason, then, without prejudice to the Purchaser’s rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder’s obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder’s offer) and the terms of the Merger Agreement (requiring that the Purchaser pay for shares of inSilicon common stock that are accepted for payment promptly after the Expiration Date)), the Depositary may, nevertheless, on behalf of the Purchaser, retain shares of inSilicon common stock that are tendered in the Offer, and such shares may not be withdrawn except to the extent that stockholders tendering such shares are entitled to do so as described in section 3 (“Withdrawal Rights”) of this Offer to Purchase.

If any shares of inSilicon common stock that are tendered in the Offer are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, the certificates for such shares will be returned (and, if certificates are submitted for more shares than are tendered, new certificates for the shares not tendered will be sent) in each case without expense to the stockholder tendering such shares (or, in the case of shares delivered by book-entry transfer of such shares into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures, such shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

5.     Certain United States Federal Income Tax Consequences

The receipt of cash pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes under the Internal Revenue Code of 1986, as amended (which we sometimes refer to as the “IRC” in this Offer to Purchase), and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, a U.S. stockholder tendering shares of inSilicon common stock in the Offer will recognize gain or loss equal to the difference between the amount of cash received by the stockholder in the Offer or the Merger and the stockholder’s aggregate adjusted tax basis in the shares tendered by the stockholder and purchased in the Offer or converted into cash in the Merger, as the case may be. Gain or loss will be calculated separately for each block of shares tendered and purchased in the offer or converted into cash in the merger, as the case may be.

If shares of inSilicon common stock that are tendered in the Offer are held by a tendering U.S. stockholder as capital assets, gain or loss recognized by such stockholder will be capital gain or loss, which will be long-term capital gain or loss if such stockholder’s holding period for such shares exceeds one year. In the case of a tendering non-corporate stockholder, long-term capital gains will be eligible for a maximum United States federal income tax rate of 20%. In addition, there are limits on the deductibility of capital losses.

A stockholder (other than certain exempt stockholders including, among others, all corporations and certain foreign individuals) that tenders shares of inSilicon common stock in the Offer may be subject to 30% backup withholding unless such stockholder provides such stockholder’s taxpayer identification number and certifies under penalty of perjury that such taxpayer identification number is correct (or properly certifies that it is awaiting a taxpayer identification number) and certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A stockholder that is tendering shares of inSilicon common stock in the Offer which does not furnish a required taxpayer identification number or which does not otherwise establish a basis for an exemption from backup withholding may be subject to a penalty imposed by the United States Internal Revenue Service. See section 2 (“Procedures for Tendering Shares of inSilicon Common Stock in the Offer”) of this Offer to Purchase under the caption “Backup Withholding.” Each stockholder that is tendering shares of inSilicon common stock in the Offer who is a U.S. citizen or U.S. resident alien should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal enclosed with this Offer to Purchase so as to provide the information and certification necessary to avoid backup withholding. Stockholders who are not U.S. citizens or U.S. resident aliens should complete and sign the Form  W-8BEN, Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding included as part of the Letter of Transmittal enclosed with this Offer to Purchase in order to avoid backup withholding.

If backup withholding applies to a stockholder that is tendering shares of inSilicon common stock in the Merger, the Depositary is required to withhold 30% of any amounts that would otherwise be paid to such stockholder in connection with the Offer. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the United States federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the United States Internal Revenue

Service. If backup withholding results in an overpayment of tax, the stockholder subject to such backup withholding can obtain a refund by filing a United States federal income tax return.

The foregoing description is based on the IRC, regulations issued thereunder, judicial decisions and administrative rulings, all of which are subject to change, possibly with retroactive effect. The foregoing description may not be applicable with respect to shares of inSilicon common stock that are received pursuant to the exercise of employee stock options or otherwise as compensation or with respect to holders of shares of inSilicon common stock who are subject to special tax treatment under the IRC—such as non-U.S. persons, insurance companies, dealers or brokers in securities or currencies, tax-exempt organizations and financial institutions—and may not apply to a holder of shares of inSilicon common stock in light of individual circumstances, such as holding shares of inSilicon common stock as a hedge or as part of a hedging, straddle, conversion, synthetic security, integrated investment or other risk-reduction transaction.

Stockholders are urged to consult their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the Offer and the Merger.

6.	Price Range of Shares of inSilicon Common Stock; Dividends on Shares of inSilicon Common Stock

Shares of inSilicon common stock are listed on Nasdaq National Market under the symbol “INSN,” and have been at all times since March 23, 2000. The following table sets forth, for each of the periods indicated, the high and low closing sales prices per share of inSilicon common stock on Nasdaq National Market.

	Low	High
Fiscal Year Ended September 30, 2000:
Second Quarter (from March 23, 2000)	$15.81	$20.38
Third Quarter	6.50	15.63
Fourth Quarter	14.00	24.86

Fiscal Year Ended September 30, 2001:
First Quarter	5.75	13.94
Second Quarter	3.31	7.75
Third Quarter	2.29	5.37
Fourth Quarter Ended September 30, 2001	2.02	4.60

Fiscal Year Ending September 30, 2002:
First Quarter	1.53	3.25
Second Quarter	2.08	3.04
Third Quarter	2.13	3.25
Fourth Quarter (through August 5, 2002)	2.30	4.01

On July 23, 2002, the last full trading day before the public announcement of the execution of the merger agreement, the last reported sales price of shares of inSilicon common stock on the Nasdaq National Market was $2.40 per share. On August 5, 2002, the last reported sales price of shares of inSilicon common stock on the Nasdaq National Market was $4.01 per share. Stockholders are urged to obtain current market quotations for shares of inSilicon common stock before making a decision with respect to the Offer.

inSilicon has not declared nor paid any cash dividends since its initial public offering. In addition, under the terms of the Merger Agreement, inSilicon is not permitted to declare or pay dividends in respect of shares of its common stock without the prior written consent of Synopsys.

7.     Effect of the Offer on the Market for Shares of inSilicon Common Stock; Nasdaq Listing of Shares of inSilicon Common Stock; Exchange Act Registration of Shares of inSilicon Common Stock; Margin Regulations

Effect of the Offer on the Market for Shares of inSilicon Common Stock

The purchase of shares of inSilicon common stock pursuant to the Offer will reduce the number of holders of shares of inSilicon common stock and the number of shares of inSilicon common stock that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining shares of inSilicon common stock held by the public.

Nasdaq Listing of Shares of inSilicon Common Stock

Synopsys intends to cause all shares of inSilicon common stock to be delisted from Nasdaq National Market promptly upon completion of the Merger.

Even if the Merger is not completed, if shares of inSilicon common stock are purchased pursuant to the Offer, inSilicon may no longer meet the requirements for continued listing on the Nasdaq National Market, depending upon the number of shares purchased pursuant to the Offer. According to Nasdaq’s published guidelines, Nasdaq would consider disqualifying shares of inSilicon common stock for listing on the Nasdaq National Market (though not necessarily from the Nasdaq SmallCap Market) if, among other possible grounds, the number of publicly held shares of inSilicon common stock falls below 750,000, the total number of beneficial holders of round lots of shares of inSilicon common stock falls below 400, or the market value of publicly held shares of inSilicon common stock over a 30 consecutive business day period is less than $5,000,000. Furthermore, Nasdaq would consider delisting shares of inSilicon common stock from Nasdaq altogether if, among other possible grounds, the number of publicly held shares of inSilicon common stock falls below 500,000, the total number of beneficial holders of round lots of shares of inSilicon common stock falls below 300, or the market value of publicly held shares of inSilicon common stock over a 30 consecutive business day period is less than $1,000,000. Shares of inSilicon common stock that are held by directors or officers of inSilicon, or by any beneficial owner of more than 10% of the shares of inSilicon common stock, are not considered to be publicly held for this purpose. According to inSilicon, as of July 19, 2002, there were 15,196,923 shares of its common stock outstanding. If, as a result of the purchase of shares of inSilicon common stock pursuant to the Offer or otherwise, the shares of inSilicon common stock no longer meet the requirements of Nasdaq for continued listing and such shares are either no longer eligible for the Nasdaq National Market or are delisted from Nasdaq altogether, the market for shares of inSilicon common stock will be adversely affected.

If Nasdaq were to delist shares of inSilicon common stock, it is possible that such shares would continue to trade on other securities exchanges or in the over-the-counter market and that price quotations would be reported by such exchanges. Under such circumstances, however, the extent of the public market for shares of inSilicon common stock and the availability of such quotations would depend upon the number of holders of such shares remaining at such time, the level of interest in maintaining a market in such shares on the part of securities firms, the possible termination of registration of such shares under the Exchange Act (as described below) and other factors.

Exchange Act Registration of Shares of inSilicon Common Stock

inSilicon common stock is currently registered under the Exchange Act. Such registration may be terminated upon application of inSilicon to the Securities and Exchange Commission if shares of inSilicon common stock are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of shares of inSilicon common stock under the Exchange Act would reduce the information required to be furnished by inSilicon to its stockholders and to the Securities and Exchange Commission and would make certain provisions of the Exchange Act no longer applicable to inSilicon, such as the short-swing profit recovery provisions of section 16(b) of the Exchange Act, the requirement of furnishing a proxy or information statement pursuant to sections 14(a) and 14(c) of the Exchange Act in connection with meetings of inSilicon’s stockholders and the related requirement of furnishing an annual report to inSilicon’s stockholders, and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of “affiliates” of inSilicon and persons holding “restricted securities” of inSilicon to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated if inSilicon common stock is no longer registered under the Exchange Act. The purchaser intends to seek to cause inSilicon to apply for termination of registration of inSilicon common stock under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

Margin Regulations

Shares of inSilicon common stock are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (which we sometimes refer to as the “Federal Reserve Board” in this Offer to Purchase), which has the effect, among other things, of allowing brokers to extend credit on the collateral of shares of inSilicon common stock. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, shares of inSilicon common stock would no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

8.	Certain Information Concerning inSilicon

General

inSilicon is a Delaware corporation with its principal offices located at 411 East Plumeria Drive, San Jose, California 95134. inSilicon’s telephone number at that address is (408) 894-1900.

inSilicon was incorporated in Delaware on November 1, 1999 and completed its initial public offering of shares of its common stock in March 2000. inSilicon is a provider of connectivity semiconductor intellectual property used by semiconductor and systems companies to design complex systems-on-chip that are critical components of innovative wired and wireless products.

Certain inSilicon Projections

Prior to entering into the Merger Agreement, Synopsys conducted a due diligence review of inSilicon, and in connection with that review, Synopsys received from inSilicon certain projections of inSilicon’s future operating performance. To the knowledge of the Purchaser and Synopsys, inSilicon does not, as a matter of course, make public forecasts regarding its future operating performance, and Synopsys has been advised by inSilicon that the projections it received from inSilicon were not prepared with a view toward public disclosure. Synopsys did not rely on the projections that it received from inSilicon when reaching its determination to make the Offer or in determining the Offer Price; but rather, during the course of its due diligence review of inSilicon, Synopsys prepared its own internal projections of inSilicon’s operating performance as a wholly owned subsidiary of Synopsys following the Offer and the Merger. Synopsys based its internal projections, in part, on the following: (i) information that inSilicon provided to Synopsys; (ii) publicly available information about inSilicon; (iii) Synopsys’ own beliefs regarding inSilicon’s future operating prospects in light of Synopsys’ view of the industry in which inSilicon operates, general business, economic, market and financial conditions; and (iv) the potential synergies to be derived by incorporating inSilicon’s business into Synopsys’ operations.

The projections that Synopsys received from inSilicon included, among other things, the following forecasts of the Company’s revenues, gross profit, income from operations and net income for the fourth quarter of inSilicon’s fiscal year 2002, and each of inSilicon’s fiscal years 2003 and 2004, respectively, which forecasts were dated as of June 24, 2002.

Metric of Operating Performance	Fourth Quarter FY2002	FY2003	FY2004
	(in thousands)	(in thousands)	(in thousands)
Revenue	6,115	27,900	33,450
Gross Profit	4,985	22,984	27,457
Income from Operations	(930)	1,074	3,537
Net Income	(950)	1,124	2,734

inSilicon prepared the projections described above on June 24, 2002 based on numerous assumptions, including assumptions concerning growth in revenues, product mix, channel mix, cost savings, industry performance and general business, economic, market and financial conditions during the periods covered by such projections. inSilicon prepared the projections described above, based on the limited information available to inSilicon management at the time that such projections were prepared, for the sole purpose of providing Synopsys with inSilicon’s view, as of that date, of its potential future operating performance. The projections described above do not (i) reflect recent developments that have occurred since inSilicon prepared them (including the fact that inSilicon’s results of operations for the third quarter of its fiscal year 2002 fell short of its announced revenue and earnings targets for the same period), (ii) assume any reductions in revenue or other performance metrics as a result of the possible loss of support from Phoenix Technologies, or (iii) give effect to the Offer and the Merger, the potential combined operations of inSilicon, Synopsys and its affiliates or changes that Synopsys may make to inSilicon’s operations or strategy after the completion of the Offer and the Merger. The Purchaser and Synopsys have included the projections described above in this Offer to Purchase solely because such projections were provided to Synopsys in connection with its due diligence review of inSilicon, and the inclusion of such projections in this Offer to Purchase is not intended to indicate that the Purchaser or Synopsys relied on them when determining whether to proceed with the Offer or the Merger or that they should be considered material to any stockholder’s decision about whether to tender shares of inSilicon common stock in the Offer.

Synopsys has been advised by inSilicon that inSilicon did not prepare the projections described above with a view to public disclosure or compliance with published guidelines of the Securities and Exchange Commission regarding projections or the guidelines established by the American Institute of Certified Public Accountants regarding the preparation and presentation of financial projections or forecasts. In addition, inSilicon’s independent accountants did not examine or compile any of the projections described above, or express any conclusion or provide any assurance with respect to such projections.

The projections described above constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to certain risks and uncertainties that could cause actual results to differ materially from the results reflected in such projections, including, without limitation, those described in inSilicon’s most recently filed Quarterly Report on Form 10-Q. At the time of receipt, Synopsys was advised by inSilicon that the projections described above were subjective in many respects and thus susceptible to interpretations and periodic revision based on actual experience and business developments. The projections described above also reflect numerous assumptions (not all of which were provided to Synopsys), all of which were made by inSilicon’s management, with respect to industry performance, general business, economic, market and financial conditions, competition and other matters that are inherently subject to significant uncertainties, all of which are difficult to predict and many of which are beyond inSilicon’s control. Neither the Purchaser nor Synopsys approved the assumptions or the methodology used to produce the projections. Accordingly, there can be no assurance that the assumptions made in preparing the projections described above will prove accurate, and actual results may be materially lower than those contained in such projections.

The inclusion of the projections described above in this Offer to Purchase should not be regarded as an indication that any of the Purchaser, Synopsys, inSilicon or their respective affiliates or representatives considered in the past or currently consider such projections to be a reliable prediction of future events, and such projections should not be relied upon as such. None of the Purchaser, Synopsys, inSilicon or any of their respective affiliates or representatives has made or makes any representation to any person regarding the information contained in the projections described above, and none of them intends to update or otherwise revise such projections to reflect circumstances existing after the date that inSilicon prepared such projections or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying such projections are shown to be in error.

Available Information

inSilicon is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports and other information with the Securities and Exchange Commission relating to its business, financial condition and other matters. Certain information as of particular dates concerning inSilicon’s directors and executive officers, their remuneration, stock options and other matters, the principal holders of inSilicon’s securities and any material interest of such persons in transactions with inSilicon is required to be disclosed in inSilicon’s proxy statements distributed to inSilicon’s stockholders and filed with the Securities and Exchange Commission. Such reports, proxy statements and other information is available for inspection at the public reference facilities of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such information is obtainable, by mail, upon payment of the Security and Exchange Commission’s customary charges, by writing to the Security and Exchange Commission’s principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Security and Exchange Commission also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that are filed electronically with the Securities and Exchange Commission.

Except as otherwise stated in this Offer to Purchase, the information concerning inSilicon contained in this Offer to Purchase has been taken from or based upon publicly available documents on file with the Securities and Exchange Commission and other publicly available information. Although the Purchaser and Synopsys do not have any knowledge that any such information is untrue, neither the Purchaser nor Synopsys takes any responsibility for the accuracy or completeness of such information or for any failure by inSilicon to disclose events that may have occurred and may affect the significance or accuracy of any such information.

9.	Certain Information Concerning the Purchaser and Synopsys

The Purchaser is a Delaware corporation and a wholly owned subsidiary of Synopsys. The Purchaser was organized by Synopsys to acquire inSilicon and has not conducted any unrelated activities since its organization. All outstanding shares of capital stock of the Purchaser are owned by Synopsys. The principal office of the Purchaser is located at the same address as Synopsys’ principal office listed below, and its telephone number at that address is the same telephone number as Synopsys’ telephone number listed below.

Synopsys is a Delaware corporation. The principal office of Synopsys is located at 700 East Middlefield Road, Mountain View, California 94043, and its telephone number at that address (650) 584-5000.

The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of the Purchaser and Synopsys are listed in Schedule I to this Offer to Purchase.

During the last five years, none of the Purchaser, Synopsys or, to the best knowledge of the Purchaser and Synopsys, any of the persons listed in Schedule I to this Offer to Purchase (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.

Except as described in this Offer to Purchase, none of the Purchaser, Synopsys or, to the knowledge of the Purchaser and Synopsys, any of the persons listed in Schedule I to this Offer to Purchase, or any associate or majority-owned subsidiary of Synopsys, the Purchaser or any of the persons listed in Schedule I to this Offer to Purchase, beneficially owns any equity security of inSilicon, and none of the Purchaser, Synopsys or, to the knowledge of the Purchaser and Synopsys, any of the other persons or entities referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of inSilicon during the past 60 days.

Except as described in this Offer to Purchase or the Tender Offer Statement on Schedule TO filed by Synopsys with the Securities and Exchange Commission to which this Offer to Purchase is filed as an exhibit, (i) there have not been any contacts, transactions or negotiations between the Purchaser or Synopsys, any of their respective subsidiaries or, to the knowledge of the Purchaser and Synopsys, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and inSilicon or any of its directors, officers or affiliates, on the other hand, that are required to be disclosed pursuant to the rules and regulations of the Securities and Exchange Commission, and (ii) none of the Purchaser, Synopsys or, to the knowledge of the Purchaser and Synopsys, any of the persons listed on Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any person with respect to any securities of inSilicon.

The Purchaser believes that the financial condition of Synopsys and its affiliates is not material to a decision by a holder of shares of inSilicon common stock whether to tender such shares in the Offer because (i) cash is the only consideration that will be paid to the holders of inSilicon common stock in connection with the Offer and the Merger, (ii) the Purchaser is offering to purchase all of the outstanding shares of inSilicon common stock in the Offer, (iii) the Offer is not subject to any financing arrangements or other contingencies, and (iv) the amount of cash consideration payable to holders of inSilicon common stock in the Offer and the Merger, taken together, is not material in relation to the financial capacity of Synopsys and its affiliates.

10.	Source and Amount of Funds

The Offer is not conditioned on any financing arrangements or contingencies.

The total amount of funds required by the Purchaser to pay for all outstanding shares of inSilicon common stock that are tendered in the Offer and cancelled and converted into the right to receive cash in the Merger, and to pay all fees and expenses related to the Offer and the Merger, is estimated to be approximately $70.2 million. The Purchaser plans to obtain all funds needed for the Offer and the Merger through capital contributions or loans that will be made by Synopsys, either directly or through one or more wholly owned subsidiaries of Synopsys, to the Purchaser. Synopsys expects to use its generally available corporate funds to make such contributions.

11.	Contacts and Transactions with inSilicon; Background of the Offer

In April 2001, Synopsys contacted Needham & Company, Inc. (“Needham”), Phoenix Technologies’ financial advisor, concerning the possibility of Synopsys acquiring inSilicon and/or Phoenix Technologies’ interest in inSilicon. Synopsys signed nondisclosure agreements with Phoenix Technologies on April 30, 2001 and May 5, 2001 and received information about inSilicon. Synopsys submitted a written preliminary expression of interest to inSilicon. These contacts and discussions did not ripen into a definitive agreement.

In early January 2002, John Chilton, Senior Vice President and General Manager of the Intellectual Property & Systems Group of Synopsys, had a brief discussion with Barry Hoberman, Chief Executive Officer of inSilicon, concerning strategic alternatives for inSilicon. This discussion did not ripen into a definitive agreement either.

On April 22, 2002, Robert B. Henske, Chief Financial Officer of Synopsys, contacted Needham regarding the possibility of Synopsys acquiring inSilicon. On April 29, 2002, Synopsys submitted a non-binding written proposal to purchase all of the outstanding shares of inSilicon common stock for cash, subject to completion of due diligence and negotiation of definitive agreements. On May 8, 2002, Synopsys executed a nondisclosure agreement with Phoenix Technologies and inSilicon to permit Synopsys to begin its due diligence review of inSilicon. Following discussions with Phoenix Technologies and inSilicon, on May 16, 2002, Synopsys submitted a revised non-binding written proposal for the possible acquisition of all of the outstanding shares of inSilicon common stock for cash, subject to additional due diligence review and negotiation of definitive agreements.

Between May 22 and June 7, 2002, Synopsys and its advisors discussed the terms of Synopsys’ written proposal with Phoenix Technologies, inSilicon, the special committee of the inSilicon Board of Directors and their respective advisors.

On June 7, 2002, after further discussions with inSilicon and Phoenix Technologies, Synopsys submitted a revised non-binding written proposal for the possible acquisition of all outstanding shares of inSilicon common stock for cash, subject to additional due diligence review and negotiation of definitive agreements.

On June 7, 2002, the special committee of the inSilicon Board of Directors met with its advisors to review the status of discussions with Synopsys regarding Synopsys’ latest proposal and to consider a request from Synopsys that Phoenix Technologies and inSilicon enter into an exclusive negotiation agreement with Synopsys and a nondisclosure and nonsolicitation agreement allowing additional non-public information to be provided to Synopsys in connection with its evaluation of a possible transaction. Synopsys indicated that execution of the two agreements was a condition to Synopsys conducting a full due diligence review of inSilicon and negotiating definitive transaction agreements.

The inSilicon Board of Directors also met on June 7, 2002, after the meeting of the special committee of the inSilicon Board of Directors, and it authorized the execution of the exclusive negotiation agreement and the nondisclosure and nonsolicitation agreement. These agreements were executed as of such date.

From June 7 to July 21, 2002, inSilicon, Phoenix and their respective advisors and the advisors of the special committee of the inSilicon Board of Directors negotiated price and other terms exclusively with Synopsys. In addition to the price to be paid per share of inSilicon common stock, inSilicon, representatives of the special committee of the inSilicon Board of Directors and Synopsys negotiated the terms of the definitive Merger Agreement, including the circumstances under which Synopsys would be required to extend the term of the Offer and provide for a subsequent offering period, the conditions to the Offer, whether the Minimum Condition would be calculated on a fully-diluted basis, the scope of the no-solicitation provision, the circumstances under which the inSilicon Board of Directors would be permitted to withdraw its recommendation in favor of the Offer and the Merger, the circumstances under which the Offer and the Merger Agreement may be terminated, and the circumstances under which a termination fee would be payable if the Merger Agreement was terminated. During this period, Phoenix Technologies and Synopsys separately negotiated the terms upon which Phoenix Technologies would provide transition services to inSilicon for a period of time after the completion of the Merger.

By July 21, 2002, the proposed form of Merger Agreement, Tender and Voting Agreement with Phoenix Technologies and form of Tender and Voting Agreement with inSilicon’s directors and executive officers were in substantially final form. On July 21, 2002, Synopsys’ Board of Directors approved these agreements and so advised the advisor to the special committee of the inSilicon Board of Directors, RBC Dain Rauscher, Inc., a member company of RBC Capital Markets (“RBC”). Later on July 21, 2002, the special committee of the inSilicon Board of Directors met with its advisors to review the draft Merger Agreement and the forms of the Tender and Voting Agreements and the transactions contemplated thereby, including the Offer, the Merger and the tenders called for by the Tender and Voting Agreements. At that meeting, RBC reviewed its financial analysis of the Offer Price and delivered its oral fairness opinion (later confirmed in writing) to the effect that, as of such date and subject to the qualifications, assumptions and limitations stated in its written opinion, the Offer Price to be paid to tendering stockholders pursuant to the Offer and to be paid to holders of inSilicon common stock in the Merger was fair, from a financial point of view, to the holders of shares of inSilicon common stock (other than Phoenix Technologies, as to which no opinion was requested or given). The special committee of the inSilicon Board of Directors resolved unanimously to recommend to the inSilicon Board of Directors that it approve the definitive Merger Agreement and Tender and Voting Agreements.

Following the July 21, 2002 meeting of the special committee of inSilicon’s Board of Directors, inSilicon’s Board of Directors also met on July 21, 2002 and received a report from the special committee of the inSilicon Board of Directors regarding its recommendation. The inSilicon Board of Directors discussed the proposed transaction, the draft Merger Agreement and draft Tender and Voting Agreements with the special committee of the inSilicon Board of Directors, RBC and legal counsel to inSilicon. RBC presented an overview of its analysis of the Offer Price that it had presented to the special committee of the inSilicon Board of Directors in detail, repeated its oral fairness opinion given to the special committee of the inSilicon Board of Directors and orally advised that its written fairness opinion dated July 21, 2002 would be addressed to the full inSilicon Board of Directors and the special committee of the inSilicon Board of Directors. Mr. Albert E. Sisto, Chairman of the inSilicon Board of Directors and President and Chief Executive Officer of Phoenix Technologies, recused himself from the vote due to his relationship with Phoenix Technologies. The remaining members of the inSilicon Board of Directors, having determined that the Offer and the Merger were in the best interests of the stockholders of inSilicon (other than Phoenix Technologies, with respect to which the inSilicon Board of Directors made no determination), then unanimously accepted the recommendation of the special committee of the inSilicon Board of Directors, approved the Merger Agreement, the Tender and Voting Agreements and the transactions these agreements contemplated, and resolved to recommend that the stockholders of inSilicon (other than Phoenix Technologies, as to which the inSilicon Board of Directors makes no recommendation) accept the Offer and tender their shares of inSilicon common stock in the Offer.

On July 22 and July 23, 2002, the parties and their advisors worked to finalize the transaction documents and on July 23, 2002, after the closing of normal trading on the Nasdaq National Market, where inSilicon common stock is traded, the Merger Agreement and Tender and Voting Agreements were finalized and executed and that execution was announced in a joint press release by inSilicon and Synopsys. In addition, on July 23, 2002, a press release by Phoenix Technologies announced its execution of its Tender and Voting Agreement with Synopsys.

12.	Purpose of the Offer; Plans for inSilicon; The Merger Agreement; The Tender and Voting Agreements

Purpose of the Offer

The purpose of the Offer and Merger is to enable Synopsys to acquire the entire equity interest in, and thus control of, inSilicon. The Offer, as the first step in the acquisition of inSilicon, is intended to facilitate the acquisition of all the outstanding shares of inSilicon common stock or, if less, all shares of inSilicon common stock that are tendered in the Offer and not properly withdrawn prior to the Expiration Date, subject to the conditions to the Offer described in section 13 (“Certain Conditions of the Offer”) of this Offer to Purchase. The purpose of the Merger is to acquire any and all outstanding shares of inSilicon common stock that are not tendered in the Offer and purchased by the Purchaser pursuant to the Offer.

Plans for inSilicon

If the Minimum Condition and the other conditions to the Offer described in section 13 (“Certain Conditions of the Offer”) of this Offer to Purchase have been satisfied and the Purchaser purchases all of the shares of inSilicon common stock that are tendered in the Offer, Synopsys intends and will have the right to designate representatives to inSilicon’s Board of Directors who will constitute a majority of the Board of Directors and therefore control inSilicon. Following completion of the Offer and the Merger, Synopsys intends to integrate inSilicon’s operations with those of Synopsys under the direction of Synopsys’ management. Synopsys’ principal reason for acquiring inSilicon is to expand its intellectual property product offerings. Synopsys intends to continue to review inSilicon and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and, subject to the terms of the Merger Agreement, to consider whether any changes would be desirable in light of the circumstances then existing, and reserves the right to take such actions or effect such changes as it deems desirable.

The Merger Agreement

The following is a summary of the Merger Agreement. The following summary does not purport to be a complete description of the terms and conditions of the Merger Agreement and is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as an exhibit to the Tender Offer Statement on Schedule TO that has been filed with the Securities and Exchange Commission by the Purchaser and Synopsys in connection with the Offer, and is incorporated in this Offer to Purchase by reference. The Merger Agreement may be examined, and copies obtained, by following the procedures described in section 8 (“Certain Information Concerning inSilicon”) of this Offer to Purchase.

The Offer

The Merger Agreement provides for the commencement of the Offer. The Purchaser’s obligation to accept for payment shares of inSilicon common stock that are tendered in the Offer is subject to the satisfaction of each of the conditions of the Offer that are described in section 13 (“Certain Conditions of the Offer”) of this Offer to Purchase. The purchaser may not, without inSilicon’s prior written consent, make any change to the terms and conditions of the Offer which (i) decreases the Offer Price, (ii) modifies the form of consideration to be paid in the Offer, (iii) reduces the number of shares of inSilicon common stock to be purchased in the Offer, (iv) imposes new conditions to the Offer in addition to those described in section 13 of this Offer to Purchase, (v) amends the conditions to the Offer described in section 13 of this Offer to Purchase so as to broaden their scope, (vi) extends the Offer except as provided for in the Merger Agreement and described below, (vii) amends or waives the Minimum Condition, or (viii) are adverse to the holders of shares of inSilicon common stock in the reasonable and good faith judgment of inSilicon.

The Merger Agreement provides that the Purchaser must extend the Offer (i) for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission or its staff, or of the Nasdaq Stock Market, Inc., that is applicable to the Offer and (ii) if any of the conditions to the Offer described in section 13 (“Certain Conditions of the Offer”) of this Offer to Purchase are not satisfied or waived as of any then scheduled expiration date of the Offer, for successive periods of up to 10 business days each until such time as either all of the conditions to the Offer are satisfied or waived or the Merger Agreement is terminated pursuant to its terms. Notwithstanding the foregoing provisions of the Merger Agreement, in no event is the Purchaser required to extend the Offer beyond September 21, 2002, unless any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, has not expired or been terminated by that date, in which event the Purchaser is required to extend the Offer if so requested by inSilicon (or we can elect to do so even if not so requested by inSilicon), but in no event is the Purchaser required to extend the Offer beyond December 21, 2002. In addition, the foregoing provisions in no way impair, limit or otherwise restrict in any manner Synopsys’ right to terminate the Merger Agreement pursuant to its terms.

The Purchaser may (but is not required to) provide for a subsequent offering period (within the meaning of Rule 14d-11 under the Exchange Act) of not less than three nor more than 20 business days immediately following the expiration of the Offer. In the event that more than 85% (but less than 90%) of the then outstanding shares of inSilicon common stock are validly tendered and not properly withdrawn in the Offer prior to the Expiration Date, the Purchaser must provide for a subsequent offering period of 10 business days immediately following the Expiration Date.

The Merger Agreement further provides that the Purchaser will, on the terms and subject to the conditions to the Offer, accept for payment, and pay for, all the shares of inSilicon common stock that are validly tendered and not properly withdrawn in the offer as promptly as practicable after the Expiration Date. If the Purchaser provides for a subsequent offering period, subject to the terms and conditions of the Merger Agreement, the Merger Agreement also provides that the Purchaser will accept for payment, and pay for, all shares of inSilicon common stock that are validly tendered during the subsequent offering period as promptly as practicable after such shares are tendered.

Appointment of Directors After Acceptance of Shares Tendered in the Offer

The Merger Agreement provides that, effective upon the Purchaser’s initial acceptance for payment of shares of inSilicon common stock that are tendered in the Offer (the “Appointment Time”) and subject to compliance with section 14(f) of the Exchange Act, Synopsys will be entitled to designate up to such number of directors on the Board of Directors of inSilicon, rounded up to the next whole number, equal to the product of the total number of directors on the inSilicon Board of Directors multiplied by the a fraction, the numerator of which is the number of shares of inSilicon common stock held by Synopsys and the Purchaser, and the denominator of which is the total number of then outstanding shares of inSilicon common stock.

The Merger Agreement further provides that promptly following a request by Synopsys, inSilicon must take all action necessary to cause the individuals designated by Synopsys to be elected or appointed to the inSilicon Board of Directors, including, if necessary, either increasing the size of the inSilicon Board of Directors or securing the resignations of then incumbent directors. Furthermore, pursuant to the terms of the Merger Agreement, inSilicon must take all action necessary to cause the individuals so designated by Synopsys to constitute substantially the same percentage (rounding up where appropriate) as is on the inSilicon Board of Directors on (i) each committee of the inSilicon Board of Directors (other than the special committee of the inSilicon Board of Directors), (ii) each board of directors of each subsidiary of inSilicon, and (iii) each committee of each such board of directors of each subsidiary of inSilicon. At all times until the effective time of the Merger, the members of the special committee of the Board of Directors of inSilicon will remain members of the inSilicon Board of Directors. If either or both of such directors resigns from the inSilicon board of directors, they will be replaced by persons who are not officers, employees or affiliates of Synopsys, the Purchaser or inSilicon. We sometimes refer to these directors as the “Independent Directors” in this Offer to Purchase.

Notwithstanding anything in the Merger Agreement to the contrary, subsequent to the election or appointment of the directors designated by Synopsys to the inSilicon Board of Directors and prior to the effective time of the Merger, under the terms of the Merger Agreement, the approval of a majority of the Independent Directors will be required to (i) amend or terminate the Merger Agreement on behalf of inSilicon, (ii) extend or waive the time for performance of, or waive any of the obligations of Synopsys or the Purchaser under the Merger Agreement, (iii) waive any of inSilicon’s rights under the Merger Agreement, or (iv) make any other determination with respect to inSilicon’s actions taken or not to be taken related to the Merger Agreement.

The Merger.    The Merger Agreement provides that, following the satisfaction or waiver of the conditions to the Merger described below under the caption “Conditions to the Merger,” the Purchaser will be merged with and into inSilicon in accordance the applicable provision of Delaware law, inSilicon will continue as the surviving corporation of the Merger and the separate corporate existence of the Purchaser will cease.

Certificate of Incorporation and Bylaws of the Surviving Corporation.    The Merger Agreement provides that at the effective time of the Merger, the certificate of incorporation of inSilicon shall be amended and restated to read identically to the certificate of incorporation of the Purchaser, as in effect immediately prior to the effective time of the Merger, except for the name of the surviving corporation will be “inSilicon Corporation.” The bylaws of the Purchaser, as in effect immediately prior to the effective time of the Merger, will become the bylaws of inSilicon at the effective time of the Merger.

Directors and Officers of the Surviving Corporation.    Under the terms of the Merger Agreement, at the effective time of the Merger, the initial directors and officers of inSilicon will be the directors and officers of the Purchaser immediately prior to the effective time of the Merger.

Conversion of Shares of inSilicon Common Stock.    Pursuant to the Merger Agreement, each share of inSilicon common stock that is issued and outstanding immediately prior to the effective time of the Merger (other than shares owned by Synopsys, the Purchaser or inSilicon, or by a subsidiary of Synopsys, the Purchaser or inSilicon, or by those stockholders, if any, who properly exercise appraisal rights under Delaware law) will be converted into the right to receive the price per share paid pursuant to the Offer in cash, without interest thereon (the “Merger Consideration”).

Appraisal Rights.    The Merger Agreement provides that shares of inSilicon common stock that are outstanding immediately prior to the effective time of the Merger which are held by persons who have neither voted in favor of the Merger nor consented thereto in writing and who have properly and validly exercised their statutory rights of appraisal in respect of such shares in accordance with section 262 of the General Corporation Law of the State of Delaware (the “DGCL”) will not be converted into the right to receive the Merger Consideration. Instead, these stockholders will be entitled to receive payment of the fair value of their shares of inSilicon common stock in accordance with section 262 of the DGCL. Shares of inSilicon common stock held by stockholders who fail to perfect, or otherwise withdraw or lose their rights to appraisal under section 262 of the DGCL, however, will be converted into the right to receive the Merger Consideration.

Treatment of inSilicon Options and Purchase Rights under inSilicon ESPP

The Merger Agreement provides that each option to purchase inSilicon common stock that is outstanding immediately prior to the effective time of the Merger under inSilicon’s 1999 Stock Option Plan and inSilicon’s 2000 Stock Plan, each as amended, or any other stock option plan or agreement of inSilicon, whether or not then vested, with an exercise price per share that is less than or equal to the Merger Consideration (“In-the-Money Options”) must be assumed by Synopsys. Each In-the-Money Option so assumed by Synopsys will continue to have, and be subject to, the same terms and conditions of such In-the-Money Option immediately prior to the effective time of the Merger (including any repurchase rights or vesting provisions), except that (i) each In-the-Money Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Synopsys common stock equal to the product obtained by multiplying (x) the aggregate number of shares of inSilicon common stock that were issuable upon exercise of such In-the-Money Option immediately prior to the effective time of the Merger (not taking into account any restrictions on exercise or vesting), and (y) the quotient obtained by dividing (1) the Merger Consideration by (2) the average of the closing prices of one share of Synopsys common stock, as quoted on the Nasdaq National Market for the five consecutive trading days immediately preceding the closing date of the Merger (the “Exchange Ratio”), rounded down to the nearest whole number of shares of Synopsys common stock, and (ii) the per share exercise price for the shares of Synopsys common stock issuable upon exercise of such assumed In-the-Money Option (not taking into account any restrictions on exercise or vesting) will be equal to the quotient obtained by dividing (x) the exercise price per share of such In-the-Money Option immediately prior to the effective time of the Merger and (y) the Exchange Ratio, rounded up to the nearest whole cent. The Merger Agreement also provides that, as soon as reasonably practicable after the effective time of the Merger (and in no event more than 15 business days thereafter), Synopsys must file, if available for use by Synopsys, a registration statement on Form S-8 to register the shares of Synopsys common stock issuable upon the exercise of all inSilicon options that are assumed by Synopsys in connection with the Merger.

Synopsys is not assuming any outstanding inSilicon option, whether or not vested, with an exercise price per share that is greater than the Merger Consideration. The Merger Agreement provides that each outstanding inSilicon option, whether or not then vested, with an exercise price per share that is greater than the Merger Consideration will be made fully vested and exercisable. If the holders of those inSilicon options decide not to exercise them prior to the effective time of the Merger, then their inSilicon options will terminate at the effective time of the Merger without the right to receive any additional consideration.

Under the terms of the Merger Agreement, inSilicon must amend the inSilicon 2000 Employee Stock Purchase Plan (the “inSilicon ESPP”), as necessary, to provide that prior to the effective time of the Merger, outstanding purchase rights under inSilicon ESPP will be exercised in accordance with the terms of inSilicon ESPP and each share of inSilicon common stock that is purchased pursuant to such exercise will be converted into the right to receive the Merger Consideration at the effective time of the Merger. inSilicon will terminate the inSilicon ESPP immediately after such purchases of shares of inSilicon common stock are complete.

Representations and Warranties

inSilicon made customary representations and warranties to the Purchaser and Synopsys in the Merger Agreement, including representations relating to its:

•	corporate organization and qualification;

•	certificate of incorporation and bylaws;

•	capitalization;

•	authority to enter into the Merger Agreement and perform the obligations under it;

•	ability to enter into the Merger Agreement without violating its charter documents, material contracts or governmental filing obligations;

•	compliance with laws, including environmental laws;

•	filings with the Securities and Exchange Commission and the financial statements included in such filings;

•	undisclosed liabilities;

•	changes to inSilicon since January 1, 2002;

•	litigation;

•	employee matters and benefit plans;

•	the proxy statement that may be required for the Merger;

•	restrictions on business activities;

•	title to property;

•	taxes;

•	use of brokers;

•	intellectual property;

•	contracts with certain provisions;

•	sufficiency of assets;

•	insurance;

•	related party transactions;

•	financial advisor’s opinion; and

•	state anti-takeover statutes.

The Purchaser and Synopsys made customary representations and warranties to inSilicon in the Merger Agreement, including representations relating to their:

•	corporate organization and qualification;

•	certificate of incorporation and bylaws;

•	authority to enter into the Merger Agreement and perform its obligations under it;

•	ability to enter into the Merger Agreement without violating their charter documents, material contracts or governmental filing obligations;

•	the proxy statement that may be required by the Merger;

•	financial ability to pay for the shares of inSilicon common stock that are tendered in the Offer or cancelled and converted into the right to receive the Merger Consideration in the Merger; and

•	lack of status as interested stockholders of inSilicon.

Interim Conduct of Business.    The Merger Agreement provides that, except as contemplated by the Merger Agreement or as set forth in inSilicon’s disclosure schedule, unless Synopsys otherwise consents in writing, during the period from the date of the Merger Agreement until the earlier of the termination of the Merger Agreement or the Appointment Time, (i) each of inSilicon and its subsidiaries must carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted and in compliance with all applicable laws and regulations, pay debts and taxes when due, perform material obligations when they come due, and use commercially reasonable efforts to preserve its business organization, to keep available the services of their present officers and employees and to preserve the present commercial relationships with persons with whom it does significant business and (ii) without limiting the generality of the foregoing, neither inSilicon nor any of inSilicon’s subsidiaries may:

•
(i) waive any stock repurchase rights, accelerate, amend, (ii) change the period of exercisability of any inSilicon options or shares of restricted stock of inSilicon, (iii) reprice any inSilicon options, or (iv) authorize cash payments in exchange for any inSilicon options;

•
(i) grant any severance or termination pay or benefits, or payments or benefits triggered by a change of control or Merger (including, without limitation, the Offer or the Merger) to any officer or employee, except pursuant to outstanding written contracts or existing written policies previously disclosed in writing, delivered to or made available to Synopsys, (ii) adopt any new severance plan, or (iii) amend, modify or alter in any respect any severance plan or contract existing on the date of the Merger Agreement relating to the employment of any employee;

•
(i) transfer or license to any person, or otherwise extend, amend or modify, any rights to inSilicon’s intellectual property, or (ii) enter into grants to transfer or license to any person future patent rights, other than, in the case of the foregoing clauses (i) and (ii) of this bullet point, for non-exclusive licenses granted to customers in the ordinary course of business containing discounts and terms that are consistent with past practice;

•
(i) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock, (ii) split, combine or reclassify any capital stock, or (iii) issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for any capital stock;

•
purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock, except for (i) repurchases of unvested shares at cost in connection with the termination of a contractual relationship in effect on the date of the Merger Agreement, or (ii) the redemption, retraction or purchase of exchangeable preferred stock of inSilicon Canada Ltd.;

•
(i) issue, deliver, sell, authorize, pledge or otherwise encumber (or propose any of the foregoing with respect to) any shares of capital stock or other securities convertible into, or exercisable or exchangeable for, shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into, or exercisable or exchangeable for, shares of capital stock, or (ii) enter into other contracts obligating it to issue any such shares of capital stock or securities convertible into, or exercisable or exchangeable for, such shares of capital stock, other than, in the case of the foregoing clauses (i) and (ii) of this bullet point, the issuance, delivery and/or sale of (1) shares of

inSilicon common stock pursuant to the exercise of inSilicon options outstanding on the date of the Merger Agreement, and (2) shares of inSilicon common stock issuable to participants in the inSilicon ESPP consistent with the terms thereof, (3) shares of inSilicon common stock issuable upon the redemption, retraction or purchase of shares of exchangeable preferred stock of inSilicon Canada Ltd., and (4) the granting of inSilicon options to newly-hired employees of inSilicon (other than directors, officers and other executive level employees) in the ordinary course of business consistent with past practice and certain restrictions as to the amount and terms of such inSilicon options;

•	cause, permit or propose any amendments to its charter documents;

•
(i) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business of any person or division thereof, or (ii) otherwise acquire or agree to enter into any joint ventures, strategic partnerships or alliances; provided, however, that inSilicon may grant non-exclusive licenses to customers in the ordinary course of business containing discounts and terms that are consistent with past practice;

•
sell, lease, license, encumber or otherwise dispose of any properties or assets of inSilicon or any of its subsidiaries, except (i) pursuant to non-exclusive licenses granted to end users and penultimate end users in the ordinary course of business containing discounts and terms that are consistent with past practice, and (ii) the sale, lease or other disposition of properties or assets that are not material, individually or in the aggregate, to the business of inSilicon and its subsidiaries, taken as a whole;

•
(i) enter into, modify, amend or terminate any existing lease or other contract affecting the use, possession or operation of any real property that is leased by inSilicon or its subsidiaries or any part thereof, (ii) grant or otherwise create or consent to the creation of any easement, covenant, restriction, assessment or charge affecting any such leased real property or any part thereof, (iii) convey, assign, sublease or otherwise transfer all or any portion of any such leased real property or any interest or rights therein, (iv) commit any waste or nuisance on any such leased real property, or (v) make any material changes in the construction or condition of any such leased real property;

•
(i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, (ii) issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities, (iii) enter into any “keep well” or other contract to maintain any financial statement condition, or (iv) enter into any arrangement having the economic effect of any of the foregoing, in each case other than (1) in connection with the financing of working capital consistent with past practice, or (2) borrowings under existing credit facilities not in excess of $50,000 in the aggregate;

•
(i) adopt or amend any employee benefit plan, policy or arrangement, any employee stock purchase or employee stock option plan, (ii) enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”), (iii) pay any bonus or remuneration to any director, officer or other employee, other than in the ordinary course of business consistent with past practice, or (iv) increase the salaries or wage rates or fringe benefits (including, without limitation, rights to severance or indemnification) of its directors, officers, employees or consultants except, in each case, as may be required by applicable law or by any existing benefit plan, policy program or contract;

•
(i) pay, discharge, settle or satisfy any litigation (whether or not commenced prior to the date of the merger agreement) or any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities recognized or disclosed in the most recent consolidated financial statements (or the notes thereto) of inSilicon included in inSilicon’s reports filed with the Securities and Exchange Commission or incurred since the date of such financial statements, or (ii) waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality or other similar contract to which inSilicon or any of its subsidiaries is a party or of which inSilicon or any of its subsidiaries is a beneficiary;

•
except in the ordinary course of business consistent with past practice, (i) modify, amend or terminate any material contract or certain contracts identified in the merger agreement to which inSilicon or any Subsidiary thereof is a party, or (ii) waive, or delay the exercise of, release or assign any material rights or claims thereunder;

•	except as required by generally accepted accounting principals or applicable law, revalue any of its assets or make any change in accounting methods, principles or practices;

•	incur or enter into any contract requiring inSilicon or any of its subsidiaries to pay in excess of $50,000, in any individual case, or $200,000 in the aggregate;

•
(i) make any tax election or change in accounting methods that is inconsistent with past practice, except for any change in accounting methods that is required by generally accepted accounting principals, (ii) settle or compromise any material tax liability, or (iii) consent to any extension or waiver of any limitation period with respect to taxes; or

•	agree in writing or otherwise to take any of the actions described in the bullet points above.

Non-Solicitation Provisions

The Merger Agreement provides that inSilicon and its subsidiaries must immediately cease any and all existing activities, discussions or negotiations with respect to any offer or proposal (other than an offer or proposal from the Purchaser or Synopsys) (an “Acquisition Proposal”) relating to any transaction or series of related transactions involving any of the following (each, an “Acquisition Transaction”):

•
any acquisition or purchase from inSilicon by any person or group of more than a 15% interest in the total outstanding voting securities of inSilicon or any of its subsidiaries, or any tender offer or exchange offer that if consummated would result in any person or group beneficially owning 15% or more of the total outstanding voting securities of inSilicon or any of its subsidiaries, or any merger, consolidation, business combination or similar transaction involving inSilicon pursuant to which the stockholders of inSilicon immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity of such transaction;

•
any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 15% of the assets of inSilicon (measured by the book value thereof); or

•	any liquidation, dissolution, recapitalization or other significant corporate reorganization of inSilicon.

The Merger Agreement further provides that from the date of the Merger Agreement until the earlier to occur of the termination of the Merger Agreement and the Appointment Time, inSilicon and its subsidiaries may not, nor may they authorize or permit any of their respective officers, directors, controlled affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly:

•	solicit, initiate, knowingly encourage, or induce the making, submission or announcement of, an Acquisition Proposal;

•
furnish to any person (other than Synopsys, the purchaser or any designees of Synopsys or the purchaser) any non-public information relating to inSilicon or any of its subsidiaries, or afford access to the business, properties, assets, books or records of inSilicon or any of its subsidiaries to any person that has made an Acquisition Proposal, or take any other action intended to assist or facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to an Acquisition Proposal;

•	engage in discussions or negotiations with any person with respect to an Acquisition Proposal;

•	approve, endorse or recommend an Acquisition Proposal; or

•	enter into any letter of intent or similar contract contemplating or otherwise relating to an Acquisition Transaction.

Notwithstanding the foregoing, prior to the Appointment Time, the Board of Directors of inSilicon and/or the special committee of the inSilicon Board of Directors may, directly or indirectly through advisors, agents or other intermediaries, subject to inSilicon’s compliance with the non-solicitation provisions of the Merger Agreement described in this Offer to Purchase:

•
engage or participate in discussions or negotiations with any person that has made (and not withdrawn) a bona fide, unsolicited Acquisition Proposal in writing that the Board of Directors of inSilicon reasonably concludes in good faith (based upon a recommendation of the special committee of the inSilicon Board of Directors following consultation by the special committee of the inSilicon Board of Directors with its financial advisor) constitutes an Acquisition Proposal involving the acquisition of all of the outstanding voting securities of inSilicon (1) which, if any cash consideration is involved, is not subject to any financing contingencies, and (2) with respect to which the Board of Directors of inSilicon shall have reasonably determined in good faith (based upon a recommendation of the special committee of the inSilicon Board of Directors following consultation by the special committees with its financial advisor and its outside legal counsel, and after taking into account, among other things, the financial, legal and regulatory aspects of such Acquisition Transaction) that (x) the acquiring party is capable of consummating the proposed Acquisition Transaction on the terms proposed, and (y) that the proposed Acquisition Transaction would, if consummated in accordance with its terms, be more favorable to the holders of shares of inSilicon common stock, from a financial point of view, than the transactions contemplated by the Merger Agreement, including the Offer and the Merger (which we sometimes refer to as a “Superior Proposal” in this Offer to Purchase); and/or

•
furnish to any person that has made (and not withdrawn) a bona fide, unsolicited Acquisition Proposal in writing any non-public information relating to inSilicon or any of its subsidiaries pursuant to a confidentiality agreement the terms of which, in the aggregate, are no less favorable to inSilicon than those contained in the confidentiality agreement in place among inSilicon, Synopsys and Phoenix Technologies;

provided that in the case of any action taken pursuant to the provisions described in the two preceding bullet points, (1) none of inSilicon, any of its subsidiaries or any representatives of inSilicon or its subsidiaries has violated any of the non-solicitation provisions of the Merger Agreement in connection with the Acquisition Proposal, (2) the inSilicon Board of Directors reasonably concludes in good faith (based upon a recommendation of the special committee of the inSilicon Board of Directors following consultation by the special committee of the inSilicon Board of Directors with its outside legal counsel) that such action is required in order for the inSilicon Board of Directors to comply with its fiduciary duties to inSilicon stockholders under Delaware law, (3) at least two business days prior to engaging or participating in any such discussions or negotiations with, or furnishing non-public information to, such person, inSilicon gives Synopsys written notice of the identity of such person and all of the material terms and conditions of such Acquisition Proposal (unless such Acquisition Proposal is in written form, in which case inSilicon must give Synopsys a copy of it) and of inSilicon’s intention to engage or participate in discussions or negotiations with, or furnish non-public information to, such person, and (4) contemporaneously with furnishing any non-public information to such person, inSilicon furnishes such non-public information to Synopsys.

The Merger Agreement also provides that inSilicon must, as promptly as practicable (and in any event within 24 hours), advise Synopsys orally and in writing of any Acquisition Proposal, or any request or inquiry which inSilicon reasonably believes could lead to an Acquisition Proposal, the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the person or group making any such Acquisition Proposal, request or inquiry. Under the terms of the Merger Agreement, inSilicon must also keep

Synopsys informed of the status and material terms and conditions (including all amendments or proposed amendments) of any such Acquisition Proposal, request or inquiry. In addition to the foregoing, inSilicon must provide Synopsys with at least two business days prior written notice of a meeting of the Board of Directors of inSilicon at which the inSilicon Board of Directors is reasonably expected to recommend (based upon a recommendation of the special committee of the inSilicon Board of Directors or otherwise) a Superior Proposal to the stockholders of inSilicon, and together with such notice a copy of the definitive documentation relating to such Superior Proposal.

The Merger Agreement provides that any violation of the non-solicitation provisions of the Merger Agreement by any director, officer or employee of inSilicon or any of its subsidiaries, or any investment banker, attorney or other advisor or representative of inSilicon or any of its subsidiaries will be deemed to be a breach of the Merger Agreement by inSilicon.

Company Stockholders’ Meeting

If approval of the stockholders of inSilicon is required under the DGCL in order to complete the Merger, the Merger Agreement provides that inSilicon must establish a record date for, call, give notice of, convene and hold a meeting of the stockholders of inSilicon as promptly as practicable following the Appointment Time for the purpose of voting upon the adoption of the Merger Agreement in accordance with the DGCL. Unless the inSilicon Board of Directors has withheld, withdrawn, amended or modified its recommendation in accordance with the Merger Agreement, under the terms of the Merger Agreement inSilicon must use all commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption of the Merger Agreement in accordance with the DGCL, and must take all other commercially reasonable action necessary or advisable to secure the required stockholder vote at inSilicon’s stockholders’ meeting. Unless the Merger Agreement is terminated in accordance with its terms, under the terms of the Merger Agreement inSilicon must establish a record date for, call, give notice of, convene and hold a meeting of stockholders for the purpose of voting on the adoption of the Merger Agreement in accordance with Delaware law whether or not the inSilicon Board of Directors at any time determines that the Merger Agreement is no longer advisable or recommends that inSilicon stockholders reject it. In addition, the Merger Agreement provides that inSilicon’s obligation to establish a record date for, call, give notice of, convene and hold a meeting of stockholders in accordance with the provisions of the Merger Agreement described above is not limited to, or otherwise affected by, the commencement, disclosure, announcement or submission to inSilicon of any Acquisition Proposal.

Under the terms of the Merger Agreement, each of the Purchaser and Synopsys must vote all of their shares of inSilicon common stock acquired pursuant to the Offer (or otherwise beneficially owned by it or any of its respective subsidiaries as of the applicable record date) in favor of the adoption of the Merger Agreement in accordance with Delaware law at any meeting of the stockholders of inSilicon at which the Merger is considered and voted on. In addition, Synopsys has agreed under the terms of the Merger Agreement to vote all of its shares of the Purchaser’s common stock in favor of the adoption of the Merger Agreement in accordance with Delaware law.

Notwithstanding the foregoing provisions of the Merger Agreement, in the event that Synopsys, the Purchaser or any subsidiary of Synopsys, acquire at least 90% of the outstanding shares of inSilicon common stock pursuant to the Offer or otherwise, under the terms of the Merger Agreement, each of Synopsys, the Purchaser and inSilicon must take all necessary action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of the stockholders of inSilicon, in accordance with section 253 of the DGCL.

Proxy Statement; Recommendation of the inSilicon Board of Directors

The Merger Agreement provides that if the approval of inSilicon’s stockholders is required by the DGCL in order to complete the Merger, inSilicon and Synopsys must jointly prepare, and inSilicon must file with the Securities and Exchange Commission, a proxy statement for use in connection with the solicitation of proxies from inSilicon’s stockholders in connection with the Merger. Under the terms of the Merger Agreement, subject to the right of inSilicon’s Board of Directors to withhold, withdrawal, amend or modify its recommendation as described below, the proxy statement must contain a recommendation of the Board of Directors of inSilicon that inSilicon stockholders adopt the Merger Agreement in accordance with the applicable provisions of Delaware law. The Merger Agreement further provides that the Board of Directors of inSilicon may:

•
based upon a recommendation from the special committee of the inSilicon Board of Directors, withhold, withdraw, amend or modify its recommendation that the stockholders of inSilicon accept the Offer and tender their shares of inSilicon common stock in the Offer, and that such stockholders adopt the Merger Agreement in accordance with Delaware law, if (i) neither inSilicon nor any of its representatives has violated any of the non-solicitation provisions of the Merger Agreement, and (ii) the Board of Directors of inSilicon concludes in good faith (based on a recommendation of the special committee of the inSilicon Board of Directors following consultation by the special committee with its outside legal counsel) that the withholding, withdrawal, amendment or modification of such recommendation is required in order for the Board of Directors of inSilicon to comply with its fiduciary duties to inSilicon’s stockholders under Delaware law; or

•
approve or recommend that the holders of shares of inSilicon common stock approve an Acquisition Proposal that is not withdrawn, if (i) such Acquisition Proposal constitutes a Superior Proposal, (ii) neither inSilicon nor any of its representatives has violated any of the non-solicitation provisions of the Merger Agreement, and (iii) the Board of Directors of inSilicon concludes in good faith (based on a recommendation of the special committee of the inSilicon Board of Directors following consultation by the special committee with its outside legal counsel) that, in light of such Superior Proposal, the approval or recommendation of such Acquisition Transaction is required in order for the Board of Directors of inSilicon to comply with its fiduciary duties to inSilicon’s stockholders under Delaware law; provided, however, that prior to taking any action related to changing its recommendation or approval or recommending an Acquisition Proposal, the inSilicon Board of Directors must have given Synopsys at least two business days notice of such change, approval or recommendation and the opportunity to meet with the Board of Directors of inSilicon, the special committee of the inSilicon Board of Directors and their respective outside legal counsel.

Nothing in the Merger Agreement, however, prohibits the Board of Directors of inSilicon (based upon a recommendation of the special committee of the inSilicon Board of Directors) from:

•	taking and disclosing to inSilicon’s stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act;

•	complying with the provisions of Rule 14d-9 promulgated under the Exchange Act; and

•	making any other disclosure required by applicable law;

provided that, in each case, any statement(s) made by the inSilicon Board of Directors (based upon a recommendation of the special committee of the inSilicon Board of Directors or otherwise) pursuant to Rule 14e-2(a) under the Exchange Act or Rule 14d-9 under the Exchange Act is subject to the terms and conditions of the Merger Agreement.

Commercially Reasonable Efforts.    The Merger Agreement provides that, subject to the terms and conditions thereof, inSilicon, the Purchaser and Synopsys must each use commercially reasonable efforts to take, or cause to be taken, all reasonable actions and to do or cause to be done and assist the other parties to do all things reasonably necessary, proper or advisable to complete and make effective as promptly as practicable the transactions contemplated by the Merger Agreement (including the Offer and the Merger), including obtaining all consents from governmental authorities required for the completion of the Offer and the Merger and the transactions contemplated by the Merger Agreement. However, notwithstanding the foregoing, nothing in the Merger Agreement will be deemed to require Synopsys or inSilicon or any subsidiary or affiliate of Synopsys or inSilicon to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

Employee Benefit Matters.    The Merger Agreement provides that inSilicon must terminate, effective as of the day immediately preceding the date inSilicon becomes a member of the same Controlled Group of Corporations (as defined in section 414(b) of the IRC) of Synopsys, any and all 401(k) plans maintained by inSilicon or any of its subsidiaries unless Synopsys provides notice to inSilicon that any such 401(k) plan(s) should not be terminated. The Merger Agreement further provides that, from and after the effective time of the Merger, Synopsys must take commercially reasonable actions to allow employees of inSilicon who continue their employment with inSilicon or who become employees of Synopsys or any subsidiary of Synopsys to participate in the benefit programs of Synopsys to the same extent as similarly situated employees of Synopsys as soon as practicable after the effective time of the Merger and, to the extent permitted under applicable law, each such employee will be given credit for service with inSilicon or its subsidiaries under all employee benefit plans, programs, policies and arrangements maintained by Synopsys or the surviving corporation of the Merger, subject to certain limitations, including circumstances that would result in duplicative benefits. The Merger Agreement also provides that inSilicon must terminate any and all group severance, separation, deferred compensation or salary continuation plans, programs or arrangements maintained by inSilicon or any of its Subsidiaries, effective in each case as of the day immediately preceding the last day of the Offer (not including any subsequent offer period provided by Synopsys pursuant to Rule 14d-11 of the Exchange Act).

Directors’ and Officers’ Indemnification and Insurance

The Merger Agreement provides that, from and after the effective time of the Merger, Synopsys and the surviving corporation of the Merger must fulfill and honor in all respects the obligations of inSilicon under any indemnification contracts in effect immediately prior to the effective time of the Merger between inSilicon and its current and former directors and officers, and any indemnification provisions set forth in inSilicon’s charter documents as in effect on the date of the Merger Agreement, in each case to the fullest extent permitted by applicable law. In addition, the Merger Agreement provides that the certificate of incorporation and bylaws of the surviving corporation must contain provisions with respect to exculpation and indemnification of directors and officers that are at least as favorable to the current and former directors and officers of inSilicon as those contained in inSilicon’s charter documents as in effect on the date of the Merger Agreement.

In addition, under the terms of the Merger Agreement, for a period of six years following the effective time of the Merger, Synopsys must cause the surviving corporation of the Merger to maintain in effect, if available, directors’ and officers’ liability insurance covering those persons who are covered by inSilicon’s directors’ and officers’ liability insurance policy as of the date of the Merger Agreement or as of the effective time of the Merger (“Covered persons”) in an amount and on terms no less favorable, when taken as a whole, to those applicable to the directors and officers of inSilicon as of the date of the Merger Agreement. Notwithstanding the foregoing, under the terms of the Merger Agreement, in no event will Synopsys or the surviving corporation of the Merger be required to expend an annual premium for such coverage in excess of 200% of the annual premium currently paid by inSilicon under its directors’ and officer’s liability insurance policy in effect as of the date of the Merger Agreement, and if the cost for such coverage is in excess of such amount, the surviving corporation of the Merger will only be required to maintain such coverage as is available for such amount.

Conditions to the Merger.    The Merger Agreement provides that the respective obligations of each party to effect the Merger are subject to the satisfaction or waiver of certain conditions, consisting of the following:

•
if required by the DGCL (i.e. if, following completion of the Offer the Purchaser owns less than 90% of the then outstanding shares of inSilicon common stock), the Merger must have been approved by the stockholders of inSilicon in accordance with the DGCL and inSilicon’s charter documents;

•	the purchaser or Synopsys must have accepted for payment, and paid for, all of the shares of inSilicon common stock that were validly tendered in the Offer and not properly withdrawn; and

•
no court or other governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Merger.

Termination of the Merger Agreement

The Merger Agreement may be terminated, and the offer may be abandoned, at any time prior to the Appointment Time:

•	by mutual written consent of Synopsys and inSilicon;

•
by either Synopsys or inSilicon, if the Offer expires or is terminated in accordance with the terms of the Merger Agreement without the Purchaser (or Synopsys on the Purchaser’s behalf) having accepted for payment any shares of inSilicon common stock pursuant to the Offer on or before September 21, 2002 (“Initial Termination Date”); provided, however, that in the event the any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), has not expired or terminated by the Initial Termination Date, either Synopsys or inSilicon may elect to extend the Initial Termination Date, by written notice to the other prior to or on the Initial Termination Date, until December 21, 2002 (“Extended Termination Date”); and provided further, that the right to terminate the Merger Agreement pursuant to this provision is not available to any party to the Merger Agreement whose action or failure to fulfill any obligation under the Merger Agreement was the principal cause of or resulted in any of the conditions to the Offer having failed to be satisfied on or before the Initial Termination Date or the Extended Termination Date, as applicable, and such action or failure to act constituted a material breach of the Merger Agreement;

•
by inSilicon, in the event (i) of a breach of any covenant or agreement on the part of the Purchaser and Synopsys contained in the Merger Agreement, or (ii) that any of the representations and warranties of the Purchaser and Synopsys contained in the Merger Agreement was inaccurate when made or becomes inaccurate, in either case so as to prevent the Purchaser and Synopsys from consummating the Offer in accordance with the terms of the Merger Agreement; provided, however, that notwithstanding the foregoing, in the event that such breach by the Purchaser or Synopsys or such inaccuracies in the representations and warranties of the Purchaser or Synopsys are curable by the Purchaser or Synopsys through the exercise of its commercially reasonable efforts, then inSilicon will not be permitted to terminate the Merger Agreement pursuant to the provision of the Merger Agreement described in this bullet point until the earlier to occur of (1) the expiration of a 15 calendar day period after delivery of written notice from inSilicon to Synopsys of such breach or inaccuracy, as applicable, or (2) the Purchaser or Synopsys ceasing to exercise commercially reasonable efforts to cure such breach or inaccuracy, provided that the Purchaser or Synopsys continues to exercise commercially reasonable efforts to cure such breach or inaccuracy during such 15 calendar day period;

•	by Synopsys:

¡
in the event (1) of a material breach of any covenant or agreement on the part of inSilicon contained in the Merger Agreement, or (2) that any representation or warranty of inSilicon contained in the Merger Agreement becomes inaccurate such that the conditions to the Offer related to inSilicon’s representations and warranties and covenants contained in the Merger Agreement would not be satisfied as of the time of such breach or as of the time such representation and warranty became inaccurate; provided, however, that notwithstanding the foregoing, in the event that such breach by inSilicon or such inaccuracies in the representations and warranties of inSilicon are curable by inSilicon through the exercise of its commercially reasonable efforts, then Synopsys will not be permitted to terminate the Merger Agreement pursuant to the provision of the Merger Agreement described in this bullet point until the earlier to occur of (1) the expiration of a 15 calendar day period after delivery of written notice from Synopsys to inSilicon of such breach or inaccuracy, as applicable, or (2) the ceasing by inSilicon to exercise commercially reasonable efforts to cure such breach or inaccuracy, provided that inSilicon continues to exercise commercially reasonable efforts to cure such breach or inaccuracy during such 15 calendar day period;

¡
in the event that, following the execution and delivery of the Merger Agreement, there occurs a Material Adverse Effect (as described below under “Definition of Material Adverse Effect”) in respect of inSilicon (whether or not events or circumstances occurring prior to the execution and delivery of the Merger Agreement contributed to the occurrence of such Material Adverse Effect); provided, however, that notwithstanding the foregoing, in the event that the Material Adverse Effect on inSilicon is curable by inSilicon through the exercise of its commercially reasonable efforts, then Synopsys will not be permitted to terminate the Merger Agreement pursuant to the provision of the Merger Agreement described in this bullet point until the earlier to occur of (1) the expiration of a 15 calendar day period after delivery of written notice from Synopsys to inSilicon of such Material Adverse Effect on inSilicon, or (2) the ceasing by inSilicon to exercise commercially reasonable efforts to cure such Material Adverse Effect on inSilicon, provided that inSilicon continues to exercise commercially reasonable efforts to cure such Material Adverse Effect on inSilicon during such 15 calendar day period;

¡
in the event that, prior to the effective time of the Merger, any of the following occurs (each, a “Triggering Event”): (1) the Board of Directors of inSilicon for any reason withholds or withdraws, or for any reason amends or modifies in a manner adverse to Synopsys, its recommendation in favor of the Offer or the adoption of the Merger Agreement in accordance with the Delaware law (“inSilicon Recommendations”); (2) inSilicon fails to include the inSilicon Recommendations in its Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission in connection with the Offer or fails to permit the inclusion of the inSilicon recommendations in this Offer to Purchase; (3) inSilicon breaches the non-solicitation provisions of the Merger Agreement in any material respect; (4) the Board of Directors of inSilicon for any reason approves, or recommends that inSilicon’s stockholders approve, any Acquisition Transaction; (5) inSilicon enters into a letter of intent or similar contract (other than a confidentiality agreement contemplated by the non-solicitation provisions of the Merger Agreement) accepting any Acquisition Proposal; or (6) an Acquisition Proposal is made and not withdrawn by a person unaffiliated with Synopsys, and within 10 business days after notice of such Acquisition Proposal is first published, sent or given to inSilicon’s stockholders, inSilicon does not send to its stockholders pursuant to Rule 14e-2 under the Exchange Act a statement reaffirming the inSilicon Recommendations and recommending that inSilicon’s stockholders reject such Acquisition Proposal; or

¡
in the event that (1) Phoenix Technologies breaches the terms of its Tender and Voting Agreement with Synopsys in any material respect, or (2) the Termination and Amendment of Intercompany Agreements Agreement, by and among Synopsys, inSilicon and Phoenix Technologies, dated as of July 23, 2002, is no longer in full force and effect as a result of any action taken by Phoenix Technologies.

Notwithstanding the prior adoption of the Merger Agreement by the stockholders of Company in accordance with the Delaware law, under the terms of the Merger Agreement, the Merger Agreement may be terminated and the Offer and the Merger may also be abandoned, at any time prior to the effective time of the Merger, by either Synopsys or inSilicon if there has been enacted, issued, promulgated or enforced any law, rule or regulation that makes the completion of the Offer or the Merger illegal, or any judgment, injunction, order or decree of any governmental entity having competent jurisdiction enjoining Synopsys or inSilicon from completing the Offer or the Merger, and such judgment, injunction, order or decree shall have become final and nonappealable.

Fees and Expenses; Termination Fee

The Merger Agreement provides that all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement (including the Offer and the Merger)

will be paid by the party or parties, as applicable, incurring such expenses, whether or not the Offer and the Merger are completed. Notwithstanding the foregoing, however, under the terms of the Merger Agreement Synopsys and inSilicon will share equally:

•
all fees and expenses (other than attorneys’ and accountants fees and expenses) incurred in connection with the printing, filing and mailing of all documents related to the Offer, the proxy statement to be used for the Merger, if required, and any amendments or supplements thereto; and

•
any filing fees required to be paid under the HSR Act or any foreign antitrust or competition–related filings required to be made in connection with the transaction contemplated by the Merger Agreement (including the Offer and the Merger).

In the event that the Merger Agreement is terminated by Synopsys because a Triggering Event has occurred, the Merger Agreement provides that inSilicon must pay to Synopsys a fee equal to $2,460,000 (“Termination Fee Amount”) by wire transfer of immediately available funds to an account or accounts designated in writing by Synopsys. Under the terms of the Merger Agreement, inSilicon must also pay to Synopsys a fee equal to the Termination Fee Amount within one business day after demand by Synopsys, in the event that:

•
(i) the Merger Agreement is terminated by Synopsys or inSilicon because the Offer expires or is terminated in accordance with the terms of the Merger Agreement without the Purchaser (or Synopsys on the Purchaser’s behalf) having accepted for payment any shares of inSilicon common stock pursuant to the Offer on or before the Initial Termination Date or the Extended Termination Date, as applicable, or (ii) the Merger Agreement is terminated by Synopsys because (1) of a material breach of any covenant or agreement on the part of inSilicon contained in the Merger Agreement, or (2) any representation or warranty of inSilicon contained in the Merger Agreement becomes inaccurate such that the conditions to the offer related to inSilicon’s representations and warranties and obligations contained in the Merger Agreement would not be satisfied as of the time of such breach or as of the time such representation and warranty became inaccurate;

•
following the execution and delivery of the Merger Agreement and prior to the termination of the Merger Agreement (in the case of any termination referred to in clause (i) of the preceding bullet point) or prior to the breach or inaccuracy that forms the basis for the termination of the Merger Agreement (in the case of any termination referred to in clause (ii) of the preceding bullet point), an Acquisition Proposal is publicly announced or becomes publicly known, and is not withdrawn; and

•
within nine months following the termination of the Merger Agreement (in the case of any termination referred to in clause (i) of the first bullet point above) or within six months following the termination of the Merger Agreement (in the case of any termination referred to in clause (ii) of the first bullet point above), either a transaction underlying an Acquisition Proposal is consummated or inSilicon enters into a letter of intent or contract providing for such a transaction and such transaction is later consummated.

Procedure for Amendment, Extension, or Waiver

Subject to applicable law and subject to the other provisions of the Merger Agreement, the Merger Agreement may be amended by the parties at any time by execution of an instrument in writing signed on behalf of each of Synopsys, the Purchaser and inSilicon. Notwithstanding the foregoing, however, in the event that the Merger Agreement has been adopted by the stockholders of inSilicon in accordance with the DGCL, no amendment may be made to the Merger Agreement that requires the approval of such stockholders without such approval.

Prior to the effective time of the Merger, any party to the Merger Agreement may, to the extent legally allowed and except as otherwise set forth in the Merger Agreement, (i) extend the time for the performance of any of the obligations or other acts of the other party or parties to the Merger Agreement, as applicable, (ii) waive any inaccuracies in the representations and warranties made to such party or parties contained in the Merger Agreement or in any document delivered pursuant the Merger Agreement, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party or parties contained the Merger Agreement. Any agreement on the part of a party or parties to the Merger Agreement to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under the Merger Agreement will not constitute a waiver of such right.

Definition of Material Adverse Effect.    The Merger Agreement provides that a “Material Adverse Effect” means, with respect to any person, any change or effect that, individually or when taken together with all other such changes or effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), financial condition or results of operations of such person and its subsidiaries, taken as a whole; provided, however, that none of the following changes or effects, by itself or when aggregated with any one or more of the other such changes or effects, will be deemed to constitute a Material Adverse Effect and none of the following changes or effects, by itself or when aggregated with any one or more of the other such changes or effects, will be taken into account when determining whether a Material Adverse Effect has occurred or may occur: (i) any change or effect resulting from changes or developments in general economic conditions, provided that any such changes or developments do not disproportionately affect such person; (ii) any change or effect resulting from conditions or developments affecting the semiconductor intellectual property industry as a whole, provided that any such changes or developments do not disproportionately affect such person; or (iii) any change or effect (including, solely for illustrative purposes, delays or cancellations in customer orders, a reduction in sales, disruptions in supplier, distributor or similar relationships, or a loss of employees) if and solely to the extent that such change or effect results from the announcement or pendency of the Merger Agreement, the Offer, the Merger or any other transaction contemplated by the Merger Agreement.

The Tender and Voting Agreements

The following is a summary of the Tender and Voting Agreements entered into by Synopsys and Phoenix Technologies, and Synopsys and each of inSilicon’s directors and executive officers (whom we sometimes refer to as the “Principal inSilicon Stockholders” in this Offer to Purchase). The following summary does not purport to be a complete description of the terms and conditions of the Tender and Voting Agreements and is qualified in its entirety by reference to the Tender and Voting Agreements, copies of which are filed as exhibits to the Tender Offer Statement on Schedule TO that has been filed with the Securities and Exchange Commission by the Purchaser and Synopsys in connection with the Offer, and which are incorporated in this Offer to Purchase by reference.

As a condition and inducement to Synopsys and the Purchaser to enter into the Merger Agreement, each of Phoenix Technologies, which owns 10,450,010 shares of inSilicon common stock, and each of the other Principal inSilicon Stockholders, who collectively own an aggregate of 468,253 shares of inSilicon common stock (including 459,339 shares of inSilicon common stock subject to inSilicon options exercisable within 60 days of July 23, 2002), representing approximately 69.7% of inSilicon’s outstanding shares of common stock on July 19, 2002 (including the 459,339 shares of inSilicon common stock subject to inSilicon options), entered into the Tender and Voting Agreements with Synopsys concurrently with the execution and delivery of the Merger Agreement.

Under the terms of the Tender and Voting Agreements, each Principal inSilicon Stockholder agreed that he or it will not (i) sell, pledge, encumber, assign, grant an option with respect to, transfer or dispose of any or all of his or its shares of inSilicon common stock, or enter into an agreement or commitment to provide for any of the foregoing, or (ii) deposit any of his or its shares of inSilicon common stock into a voting trust or grant any proxy or enter into any voting agreement or similar agreement in contravention of the obligations of such principal inSilicon stockholder under his or its tender and voting agreement with Synopsys.

The terms of the Tender and Voting Agreements also provide that each Principal inSilicon Stockholder must tender (and will not withdraw), pursuant to and in accordance with the terms of the Offer, the shares of inSilicon common stock held by such Principal inSilicon Stockholder.

In addition, under the terms of the Tender and Voting Agreements, each of the Principal inSilicon Stockholders agreed to vote, and has granted Synopsys an irrevocable proxy to vote, his or its shares of inSilicon common stock as follows:

•	in favor of the adoption of the Merger Agreement, and in favor of each of the other actions contemplated by the Merger Agreement;

•	against approval of any proposal made in opposition to, or in competition with, consummation of the Offer, the Merger or any other transactions contemplated by the Merger Agreement; and

•	against any of the following actions (other than those actions that relate to the Offer, the Merger and any other transactions contemplated by the Merger Agreement):

¡	any merger, consolidation, business combination, sale of assets, reorganization or recapitalization of inSilicon or any subsidiary of inSilicon with any party;

¡	any sale, lease or transfer of any significant part of the assets of inSilicon or any subsidiary of inSilicon;

¡	any reorganization, recapitalization, dissolution, liquidation or winding up of inSilicon or any subsidiary of inSilicon;

¡	any material change in the capitalization of inSilicon or any subsidiary of inSilicon, or the corporate structure of inSilicon or any subsidiary of inSilicon; or

¡
any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Offer, the Merger or any other transactions contemplated by the Merger Agreement.

Phoenix Technologies also agreed pursuant to its Tender and Voting Agreement with Synopsys that, in its capacity as a stockholder of inSilicon, it will not, and it will not authorize or permit any of its officers, directors, controlled affiliates or employees, or any investment banker, attorney or other advisor or representative retained by Phoenix Technologies to, directly or indirectly:

•	solicit, initiate, knowingly encourage, or induce the making, submission or announcement of, an Acquisition Proposal;

•
furnish to any person (other than Synopsys, the Purchaser or any designees of Synopsys or the Purchaser) any non-public information relating to inSilicon or any of its subsidiaries, or afford access to the business, properties, assets, books or records of Phoenix Technologies relating to inSilicon or any of inSilicon’s subsidiaries to any person that has made an Acquisition Proposal, or take any other action intended to assist or facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to an Acquisition Proposal;

•	engage in discussions or negotiations with any person with respect to an Acquisition Proposal;

•	approve, endorse or recommend an acquisition proposal; or

•	enter into any letter of intent or similar contract contemplating or otherwise relating to an acquisition transaction.

Notwithstanding the foregoing, however, under the terms of Phoenix Technologies’ Tender and Voting Agreement with Synopsys, Phoenix Technologies may engage in any of the foregoing activities if and solely to the extent that inSilicon is permitted to engage in such activities pursuant to the non-solicitation provisions of the Merger Agreement.

In addition, under the terms of the Tender and Voting Agreement between Phoenix Technologies and Synopsys, Phoenix Technologies must immediately cease any and all existing activities, discussions or negotiations with any persons conducted heretofore with respect to any Acquisition Proposal. In addition, Phoenix Technologies must, as promptly as practicable (and in any event within 24 hours), advise Synopsys orally and in writing of any request for information that Phoenix Technologies reasonably believes could lead to an Acquisition Proposal or of any Acquisition Proposal, or any inquiry with respect to or which Phoenix Technologies reasonably believes could lead to any Acquisition Proposal, the material terms and conditions of such request, acquisition proposal or inquiry, and the identity of the person or group making any such request, Acquisition Proposal or inquiry. Phoenix Technologies also must keep Synopsys informed of the status and material terms and conditions (including all amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

The Tender and Voting Agreements terminate in accordance with their terms on the earlier to occur of:

•	the date the Merger Agreement is terminated;

•	the effective time of the Merger; or

•
such date and time as any amendment or change to the Merger Agreement is effected without the consent of the Principal inSilicon Stockholder that is a party to such agreement which (i) decreases the Offer Price, (ii) extends the termination date of the Merger Agreement (other than an extension of the termination date under the Merger Agreement because the expiration or termination of applicable waiting periods under the HSR Act has not occurred), or (iii) materially adversely affects Phoenix Technologies (in the case of the Tender and Voting Agreement between Phoenix Technologies and Synopsys), or adversely affects the Principal inSilicon Stockholder that is a party to such agreement in a manner that is not approved by inSilicon in accordance with the terms of the Merger Agreement (in the case of the Tender and Voting Agreements between the directors and executive officers of inSilicon and Synopsys).

13.	Certain Conditions of the Offer

The Merger Agreement provides that, notwithstanding any other provision of the Offer, and in addition to the Purchaser’s right to extend and amend the Offer at any time in its sole discretion (subject to the terms and conditions of the Merger Agreement), the Purchaser is not required to accept for payment or, subject to any applicable rules and regulations of the Securities and Exchange Commission, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser’s obligation to pay for or return tendered shares of inSilicon common stock promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of, or, subject to the restriction referred to above, the payment for, any shares of inSilicon common stock that are tendered in the Offer if by the expiration of the Offer (as it may be extended pursuant to the Merger Agreement):

•	any applicable waiting period under the HSR Act has not expired or terminated;

•	the Minimum Condition has not been satisfied;

•	all necessary action has not been taken so that, effective immediately prior to the Appointment Time, no shares of exchangeable preferred stock of inSilicon Canada Ltd. are issuable or outstanding;

•	the Technology Distributor Agreement, dated as of November 30, 1999, by and between inSilicon and Phoenix Technologies has not been terminated, effective as of the Appointment Time; or

•	any of the following events has occurred and continues to exist:

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there is threatened or pending any suit, action or proceeding by any governmental entity against Synopsys, the Purchaser, inSilicon or any subsidiary of inSilicon (i) seeking to prohibit or impose any material limitations on the ownership or operation by Synopsys (or that of any of its subsidiaries or affiliates) of all or a material portion of businesses or assets of Synopsys or inSilicon, or to compel Synopsys, the Purchaser or their respective subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of Synopsys or inSilicon and their respective subsidiaries and affiliates, in each case taken as a whole,

(ii) challenging the acquisition by the Purchaser (or Synopsys on the Purchaser’s behalf) of any shares of inSilicon common stock pursuant to the Offer, seeking to restrain or prohibit the making or completion of the Offer or the Merger or the performance of any of the other transactions contemplated by the Merger Agreement or the Tender and Voting Agreements (including the voting provisions thereunder), or seeking to obtain from Synopsys, the Purchaser or inSilicon any damages that are material in relation to inSilicon and its Subsidiaries taken as a whole, (iii) seeking to impose material limitations on the ability of the Purchaser (or Synopsys on the Purchaser’s behalf), or render the Purchaser (or Synopsys on the Purchaser’s behalf) unable, to accept for payment, pay for or purchase some or all of the shares of inSilicon common stock pursuant to the Offer and the Merger, (iv) seeking to impose material limitations on the ability of Synopsys or the Purchaser effectively to exercise full rights of ownership of shares of inSilicon common stock, including the right to vote the shares of inSilicon common stock purchased by it on all matters properly presented to inSilicon’s stockholders, or (v) which otherwise is reasonably likely to have a Material Adverse Effect on inSilicon;

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there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated, or deemed applicable, pursuant to an authoritative interpretation by or on behalf of a government entity, to the Offer or the Merger, or any other action shall be taken by any governmental entity, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that is reasonably likely to result in any of the consequences referred to in clauses (i) through (v), inclusive, of the immediately preceding bullet point;

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(i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or in the Nasdaq Stock Market, for a period in excess of 24 hours, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) a commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (iv) any limitation (whether or not mandatory) by any United States governmental authority on the extension of credit generally by banks or other financial institutions, (v) a change in general financial bank or capital market conditions which materially and adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans, or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

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any Material Adverse Effect in respect of inSilicon occurring after the execution and delivery of the Merger Agreement (whether or not events or circumstances occurring prior to the execution and delivery of the Merger Agreement contributed to the occurrence of such Material Adverse Effect);

¡
(i) the inSilicon Board of Directors has for any reason withheld or withdrawn, or has for any reason amended or modified in a manner adverse to Synopsys, the inSilicon Recommendations; (ii) inSilicon has failed to include the inSilicon Recommendations in its Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission in connection with the Offer or has failed to permit the inclusion of the inSilicon Recommendations in this Offer to Purchase; (iii) inSilicon has breached the non-solicitation provisions of the Merger Agreement in any material respect; (iv) the inSilicon Board of Directors has for any reason approved, or recommended that inSilicon’s stockholders approve, any acquisition transaction; (v) inSilicon has entered into a letter of intent or similar contract (other than a confidentiality agreement contemplated by the non-solicitation provisions of the Merger Agreement) accepting any Acquisition Proposal; or (vi) an Acquisition Proposal has been made and not withdrawn by a person unaffiliated with Synopsys, and within 10 business days after notice of such Acquisition Proposal is first published, sent or given to inSilicon’s stockholders, inSilicon has not sent to its stockholders pursuant to Rule 14e-2 under the

Exchange Act a statement reaffirming the inSilicon Recommendations and recommending that inSilicon’ stockholders reject such Acquisition Proposal;

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any of the representations and warranties of inSilicon set forth in the Merger Agreement (i) will not have been true and correct in all respects as of the date of the Merger Agreement, and (ii) will not be true and correct in all respects on and as of the Expiration Date with the same force and effect as if made on and as of such date, except, in the case of the foregoing clauses (i) and (ii), (a) for any failure to be so true and correct as has not had and would not reasonably be expected have, individually or in the aggregate, a Material Adverse Effect on inSilicon; provided, however, that such Material Adverse Effect qualifier will be inapplicable with respect to certain special representation identified in the Merger Agreement, each of which individually will have been true and correct in all material respects as of the date of the Merger Agreement and will be true and correct in all material respects on and as of the Expiration Date, (b) for changes contemplated by the Merger Agreement, and (c) for those representations and warranties which address matters only as of a particular date (which representations will have been true and correct (subject to the Material Adverse Effect and materiality qualifications and limitations set forth in the preceding clause (a)) as of such particular date); and provided further that, for purposes of determining the accuracy of the representations and warranties of inSilicon set forth in the Merger Agreement for purposes of this bullet point, (1) all “Material Adverse Effect” and materiality qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties (other than the representations and warranties set forth in a section specified in the Merger Agreement) will be disregarded (it being understood and hereby agreed that (x) the phrase “similar phrases” as used in this proviso will not be deemed to include any dollar thresholds contained in any such representations and warranties, and (y) the representation and warranty set forth in section specified in the Merger Agreement will not be disregarded pursuant to the terms of this proviso), and (2) any update of or modification to the inSilicon disclosure schedule made or purported to have been made after the date of the Merger Agreement will be disregarded;

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inSilicon will have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of inSilicon to be performed or complied with by it prior to the Appointment Time under the Merger Agreement; or

¡	the Merger Agreement has been terminated in accordance with its terms;

and which in any such case, and regardless of the circumstances (including any action or inaction by Synopsys or the Purchaser) giving rise to such condition, makes it inadvisable, in the good faith judgment of Synopsys or the Purchaser (or in the reasonable and good faith judgment of Synopsys and the Purchaser in the case of the condition set forth in the third sub-bullet point above), to proceed with the Offer and/or with such acceptance for payment of or payment for shares of inSilicon common stock.

The foregoing conditions are for the sole benefit of Synopsys and the Purchaser and, subject to the terms and conditions of the Merger Agreement, may be waived by Synopsys or the Purchaser, in whole or in part, at any time and from time to time, in the sole discretion of Synopsys or the Purchaser. The failure by Synopsys or the Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

If the Offer is terminated pursuant to the foregoing provisions, all tendered shares of inSilicon common stock that are not accepted for payment will be promptly returned to the tendering stockholders.

14.	Certain Legal Matters

Except as described in this section 14, based on information provided by inSilicon, none of inSilicon, the Purchaser or Synopsys is aware of any license or regulatory permit that appears to be material to the business of

inSilicon that might be adversely affected by the Purchaser’s acquisition of shares of inSilicon common stock in connection with the Offer or the Merger, or of any approval or other action by a domestic or foreign governmental, administrative or regulatory agency or authority that would be required for the acquisition and ownership of shares of inSilicon common stock by the Purchaser in connection with the Offer or the Merger. Should any such approval or other action be required, the Purchaser and Synopsys presently contemplate that such approval or other action will be sought, except as described below under “State Takeover Laws.” While, except as otherwise described in this Offer to Purchase, the Purchaser does not presently intend to delay the acceptance for payment of, or payment for, shares of inSilicon common stock that are tendered in the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to inSilicon’s business or that certain parts of inSilicon’s business might not have to be disposed of or other substantial conditions complied with in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could decline to accept for payment, or pay for, shares of inSilicon common stock that are tendered in the Offer. See section 13 (“Certain Conditions of the Offer”) of this Offer to Purchase for certain conditions to the Offer, including conditions with respect to governmental actions.

Delaware Law

In general, section 203 of the DGCL prevents an “interested stockholder” (generally, a stockholder owning 15% or more of a corporation’s outstanding voting stock or an affiliate thereof) from engaging in a “business combination” (generally defined to include a merger and certain other transactions as described below) with a Delaware corporation for a period of three years following the time when such stockholder became an interested stockholder unless (i) prior to such time the corporation’s board of directors approved either the business combination or the transaction that resulted in such stockholder becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the corporation’s voting stock outstanding at the time the transaction commenced (excluding shares owned by certain employee stock option plans and persons who are directors and also officers of the corporation) or (iii) on or subsequent to such time, the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder (and such action may not be taken by written consent).

The Board of Directors of inSilicon has taken all actions necessary to exempt the Merger Agreement, the Tender and Voting Agreements, the Offer, the Merger and the other transactions contemplated by the Merger Agreement from the provisions of section 203 of the DGCL.

State Takeover Statutes

A number of states have adopted laws that purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or that have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. inSilicon, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws. Except as described in this Offer to Purchase, we do not know whether any of these laws will, by their terms, apply to the Offer or the Merger and have not complied with any such laws. To the extent that certain provisions of these laws purport to apply to the Offer or the Merger, we believe that there are reasonable bases for contesting such laws.

In 1982, in a case named Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. In 1987, however, in a case named CTS

Corp. v. Dynamics Corp. of America, the Supreme Court of the United States held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated, and has a substantial number of stockholders, in the state. Subsequently, in a case named TLX Acquisition Corp. v. Telex Corp., a Federal District Court located in the State of Oklahoma ruled that certain Oklahoma statutes were unconstitutional insofar as they purported to apply to corporations incorporated outside of the State of Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in a case named Tyson Foods, Inc. v. McReynolds, a Federal District Court located in the State of Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside of the State of Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a Federal District Court located in the State of Florida held in a case named Grand Metropolitan PLC v. Butterworth that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of the State of Florida.

Antitrust

United States Antitrust Law.    Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the rules that have been promulgated under the HSR Act by the Federal Trade Commission (the “FTC”), certain acquisition transactions may not be consummated unless certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the “Antitrust Division”) and certain waiting period requirements have been satisfied.

Notification and Report Forms under the HSR Act with respect to the Offer have been filed separately by Phoenix Technologies (as the parent entity of inSilicon) and by Synopsys. Before expiration of the 15-day waiting period, however, either the FTC or the Antitrust Division may extend the waiting period by requesting additional information or material from the parties. If such request is made, the waiting period will expire at 11:59 P.M., New York City time, on the 10th calendar day after Synopsys has substantially complied with such request. Thereafter, the waiting period may be extended only by court order or with the Purchaser’s consent.

The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser’s acquisition of shares of inSilicon common stock pursuant to the Offer and the Merger. The parties have learned that the FTC will be the agency responsible for reviewing the present transaction. At any time before the Purchaser’s acquisition of shares of inSilicon common stock, the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the Purchaser’s acquisition of shares of inSilicon common stock pursuant to the Offer, the Merger or otherwise, or seeking the divestiture of shares of inSilicon common stock acquired by the Purchaser, or the divestiture of substantial assets of Synopsys or its subsidiaries. At any time after the Purchaser’s acquisition of shares of inSilicon common stock pursuant to the Offer and the Merger, the FTC or the Antitrust Division could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking the divestiture of the shares of inSilicon common stock acquired by the Purchaser pursuant to the Offer and the Merger or the divestiture of substantial assets of Synopsys or its subsidiaries. Private parties, as well as state governments, may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer or the Merger or other acquisition of shares of inSilicon common stock by the Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result. See section 13 (“Certain Conditions of the Offer”) of this Offer to Purchase for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

Foreign Laws.    The Offer and the Merger cannot be consummated until the Federal Cartel Office of Germany has been notified and approves of the Purchaser’s acquisition of shares of inSilicon common stock in connection with the Offer and the Merger under the German Act Against Restraints of Competition (the “Competition Act”). Upon receipt of notification, the Federal Cartel Office will conduct a preliminary review for a period of up to one month. Upon conclusion of the preliminary review, the Federal Cartel Office may either approve the Purchaser’s acquisition of shares of inSilicon common stock in connection with the Offer and the Merger or initiate an in-depth review for a period of up to four months from the date of the original notification if further examination is necessary to determine whether the Purchaser’s acquisition of shares of inSilicon common stock in connection with the Offer and the Merger violates the Competition Act. The Purchaser, Synopsys and Phoenix Technologies (as the parent entity of inSilicon) will prepare and file a joint filing with the Federal Cartel Office. The Federal Cartel Office may conduct an in-depth review to further examine the merits of the Offer and the Merger under the Competition Act. In addition, the parties plan to file a pre-merger notification in Taiwan.

Other Foreign Antitrust Filings.    In addition to the United States, Germany and Taiwan, the antitrust and competition laws of other countries may apply to the Offer and the Merger and additional filings and notifications may be required. The Purchaser, Synopsys and inSilicon are reviewing whether any such filings are required in connection with the Offer or the Merger and intend to make such filings promptly to the extent required.

Federal Reserve Board Regulations

Regulations G, U and X of the Federal Reserve Board (the “Margin Regulations”) restrict the extension or maintenance of credit for the purpose of buying or carrying margin stock, including the shares of inSilicon common stock, if the credit is secured directly or indirectly by margin stock. Such secured credit may not be extended or maintained in an amount that exceeds the maximum loan value of all the direct and indirect collateral securing the credit, including margin stock and other collateral. All financing for the Offer has been structured so as to be in full compliance with the margin regulations.

15.	Fees and Expenses

The Purchaser and Synopsys have retained D.F. King & Co., Inc. to act as the Information Agent for the Offer, and Computershare Trust Company of New York to serve as the Depositary for the Offer. Each of the Information Agent and the Depositary will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection with their services, including certain liabilities and expenses under United States federal securities laws.

Neither the Purchaser nor Synopsys will pay any fees or commissions to any broker or dealer or other person in connection with the solicitation of tenders of shares of inSilicon common stock in connection with the offer. Upon request, the Purchaser will reimburse brokers, dealers, banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding material to their customers.

16.	Miscellaneous

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of shares of inSilicon common stock in any jurisdiction in which the making of the Offer or the acceptance of the Offer would not be in compliance with the laws of such jurisdiction. Neither the Purchaser nor Synopsys is aware of any jurisdiction in which the making of the Offer or the acceptance of the Offer would not be in compliance with the laws of such jurisdiction. To the extent that the Purchaser or Synopsys becomes aware of any state law that would limit the class of offerees in the Offer, the Purchaser will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to holders of shares of inSilicon common stock prior to the expiration of the Offer.

No person has been authorized to give any information or to make any representation on behalf of the Purchaser or Synopsys that is not contained in this Offer to Purchase or in the related Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

The Purchaser and Synopsys have filed with the Securities and Exchange Commission a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments to such document. In addition, inSilicon has filed with the Securities and Exchange Commission a Solicitation/Recommendation Statement on Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits, containing its recommendation with respect to the Offer and the reasons for such recommendation and furnishing certain additional information with respect to the Offer. Such documents and any amendments to such documents, including the related exhibits, should be available for inspection and copies should be obtainable in the manner described in section 8 (“Certain Information Concerning inSilicon”) of this Offer to Purchase, except that such material will not be available at the regional offices of the Securities and Exchange Commission.

FERRITE ACQUISITION CORP.

August 6, 2002

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF
THE PURCHASER AND SYNOPSYS

1.    Directors and Executive Officers of the Purchaser

The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of the Purchaser are set forth below. The business address of each such director and executive officer is Ferrite Acquisition Corp., c/o Synopsys, Inc., 700 East Middlefield Road, Mountain View, California 94043. Except as indicated below, all directors and officers listed below are citizens of the United States.

Name and Position	Present Principal Occupation or Employment and Employment History
Chi-Foon Chan President and Chief Executive Officer
President and Chief Executive Officer of the Purchaser since July 2002. Dr. Chi-Foon Chan joined Synopsys as Vice President of Application Engineering & Services in May 1990. Since April 1997, he has served as Chief Operating Officer of Synopsys and, since February 1998, he has held the additional title of President. Dr. Chan also became a Director of Synopsys in February 1998. From September 1996 to February 1998, he served as Executive Vice President, Office of the President. From February 1994 until April 1997, he served as Senior Vice President, Design Tools Group and from October 1996 until April 1997 as Acting Senior Vice President, Design Reuse Group. Additionally, he has held the titles of Vice President, Engineering and General Manager, DesignWare Operations and Senior Vice President, Worldwide Field Organization. From March 1987 to May 1990, Dr. Chan was employed by NEC Electronics, where his last position was General Manager, Microprocessor Division. From 1977 to 1987, Dr. Chan held a number of senior engineering positions at Intel Corporation. Dr. Chan holds an M.S. and Ph.D. in computer engineering from Case Western Reserve University.

Robert B. Henske Director, Vice President and Treasurer
Director, Vice President and Treasurer of the Purchaser since July 2002. Robert B. “Brad” Henske joined Synopsys in May 2000 and currently serves as Senior Vice President and Chief Financial Officer. Mr. Henske joined Synopsys from Oak Hill Capital Management, a Robert M. Bass Group private equity investment firm, where he was a partner from January 1997 to April 2000. Additionally, Mr. Henske was Executive Vice President, Chief Financial Officer and a member of the board of directors of American Savings Bank, F.A., a Bass portfolio company, from January 1996 to December 1996. Prior to that, he was a business strategy and financial consultant for Bain & Company from September 1988 to December 1995, where he last held the position of Vice President. Mr. Henske received an MBA in finance and strategic management from The Wharton School, University of Pennsylvania. He has served on the board of directors of several companies, including Grove Worldwide, L.L.C., Williams Scotsman, Inc., Reliant Building Products, Inc. and American Savings Bank, F.A.

Name and Position	Present Principal Occupation or Employment and Employment History
Steven K. Shevick Vice President and Secretary
Vice President and Secretary of the Purchaser since July 2002. Steven K. Shevick joined Synopsys in July 1995 and currently serves as Vice President, Investor Relations and Legal, General Counsel and Corporate Secretary. From July 1995 to March 1998, he served as Deputy General Counsel and Assistant Corporate Secretary. In March 1998, he was appointed Vice President, Legal and General Counsel. In October 1999, Mr. Shevick gained the additional title of Vice President of Investor Relations and was appointed Corporate Secretary. Prior to joining Synopsys, Mr. Shevick was a lawyer in the New York, Hong Kong and Washington, D.C. offices of Cleary, Gottlieb, Steen & Hamilton, where his practice focused on international securities transactions, mergers and acquisitions and technology licensing. Mr. Shevick holds an A.B. from Harvard College and a J.D. from Georgetown University Law Center.

2.	Directors and Executive Officers of Synopsys

The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of Synopsys are set forth below. Except as indicated below, the business address of each such director or executive officer is c/o Synopsys, Inc., 700 East Middlefield Road, Mountain View, California 94043. Except as indicated below, all directors and officers listed below are citizens of the United States.

Name and Position	Present Principal Occupation or Employment and Employment History
Aart J. de Geus Chairman and Chief Executive Officer
Dr. Aart J. de Geus co-founded Synopsys and currently serves as Chief Executive Officer and Chairman of the Board of Directors. Since the inception of Synopsys in December 1986, he has held a variety of positions including Senior Vice President of Engineering and Senior Vice President of Marketing. From 1986 to 1992, Dr. de Geus served as Chairman of the Board. He served as President from 1992 to 1998. Dr. de Geus has served as Chief Executive Officer since January 1994 and has held the additional title of Chairman of the Board since February 1998. He has served as a Director since 1986. From 1982 to 1986, Dr. de Geus was employed by General Electric Corporation, where he was the Manager of the Advanced Computer-Aided Engineering Group. Dr. de Geus holds an M.S.E.E. from the Swiss Federal Institute of Technology in Lausanne, Switzerland and a Ph.D. in electrical engineering from Southern Methodist University.

Chi-Foon Chan President, Chief Operating Officer and Director
Dr. Chi-Foon Chan joined Synopsys as Vice President of Application Engineering & Services in May 1990. Since April 1997, he has served as Chief Operating Officer of Synopsys and since February 1998, he has held the additional title of President. Dr. Chan also became a Director of Synopsys in February 1998. From September 1996 to February 1998, he served as Executive Vice President, Office of the President. From February 1994 until April 1997, he served as Senior Vice President, Design Tools Group and from October 1996 until April 1997 as Acting Senior Vice President, Design Reuse Group. Additionally, he has held the titles of Vice President,

Name and Position	Present Principal Occupation or Employment and Employment History

Engineering and General Manager, DesignWare Operations and Senior Vice President, Worldwide Field Organization. From March 1987 to May 1990, Dr. Chan was employed by NEC Electronics, where his last position was General Manager, Microprocessor Division. From 1977 to 1987, Dr. Chan held a number of senior engineering positions at Intel Corporation. Dr. Chan holds an M.S. and Ph.D. in computer engineering from Case Western Reserve University.

Vicki L. Andrews Senior Vice President, Worldwide Sales
Vicki L. Andrews joined Synopsys in May 1993 and currently serves as Senior Vice President, Worldwide Sales. Before holding that position, she served in a number of senior sales roles at Synopsys, including Vice President, Global and Strategic Sales, Vice President, North America Sales and Director, Western United States Sales. She has more than 18 years of experience in the EDA industry. Ms. Andrews holds a B.S. in biology and chemistry from the University of Miami.

Robert B. Henske Senior Vice President, Finance and Operations and Chief Financial Officer
Robert B. “Brad” Henske joined Synopsys in May 2000 and currently serves as Senior Vice President and Chief Financial Officer. Mr. Henske joined Synopsys from Oak Hill Capital Management, a Robert M. Bass Group private equity investment firm, where he was a partner from January 1997 to April 2000. Additionally, Mr. Henske was Executive Vice President, Chief Financial Officer and a member of the board of directors of American Savings Bank, F.A., a Bass portfolio company, from January 1996 to December 1996. Prior to that, he was a business strategy and financial consultant for Bain & Company from September 1988 to December 1995, where he last held the position of Vice President. Mr. Henske received an MBA in finance and strategic management from The Wharton School, University of Pennsylvania. He has served on the board of directors of several companies, including Grove Worldwide, L.L.C., Williams Scotsman, Inc., Reliant Building Products, Inc. and American Savings Bank, F.A.

Steven K. Shevick Vice President, Investor Relations and Legal, General Counsel and Corporate Secretary
Steven K. Shevick joined Synopsys in July 1995 and currently serves as Vice President, Investor Relations and Legal, General Counsel and Corporate Secretary. From July 1995 to March 1998, he served as Deputy General Counsel and Assistant Corporate Secretary. In March 1998, he was appointed Vice President, Legal and General Counsel. In October 1999, Mr. Shevick gained the additional title of Vice President of Investor Relations and was appointed Corporate Secretary. Prior to joining Synopsys, Mr. Shevick was a lawyer in the New York, Hong Kong and Washington, D.C. offices of Cleary, Gottlieb, Steen & Hamilton, where his practice focused on international securities transactions, mergers and acquisitions and technology licensing. Mr. Shevick holds an A.B. from Harvard College and a J.D. from Georgetown University Law Center.

Name and Position	Present Principal Occupation or Employment and Employment History
Andy D. Bryant Director
Andy D. Bryant has been a Director of Synopsys since January 1999 and currently serves as Executive Vice President and Chief Financial and Enterprise Services Officer of Intel Corporation, with responsibility for financial operations, human resources, information technology and e-business functions and activities worldwide. Mr. Bryant joined Intel in 1981 as Controller for the Commercial Memory Systems Operation and in 1983 became Systems Group Controller. In 1987, he was promoted to Director of Finance for the corporation and was appointed Vice President and Director of Finance of the Intel Products Group in 1990. Mr. Bryant became CFO in February of 1994 and was promoted to Senior Vice President in January 1999. Mr. Bryant expanded his role to Chief Financial and Enterprise Services Officer in December 1999. He was promoted to Executive Vice President in January 2001. Prior to joining Intel, he held positions in finance at Ford Motor Company and Chrysler Corporation. Mr. Bryant holds a B.A. in economics from the University of Missouri and an M.B.A. in finance from the University of Kansas. Mr. Bryant is a director of Convera Corporation, a provider of content management solutions.

Deborah A. Coleman Director
Deborah A. Coleman has been a Director of Synopsys since November 1995. Ms. Coleman is co-founder and currently General Partner of SmartForest Ventures in Portland, Oregon. Ms. Coleman was Chairman of the Board of Merix Corporation, a manufacturer of printed circuit boards, from May 1994, when it was spun off from Tektronix, Inc., until September 2001. She also served as Chief Executive Officer of Merix from May 1994 to September 1999 and as President from March 1997 to September 1999. Ms. Coleman joined Merix from Tektronix, a diversified electronics corporation, where she served as Vice President of Materials Operations, responsible for worldwide procurement, distribution, component engineering and component manufacturing operation. Prior to joining Tektronix in November 1992, Ms. Coleman was with Apple Computer, Inc. for eleven years, where she held several executive positions, including Chief Financial Officer, Chief Information Officer and Vice President of Operations. She is a Director of Applied Materials, Inc., a manufacturer of semiconductor fabrication equipment.

Bruce R. Chizen Director
Bruce R. Chizen has been a Director of Synopsys since April 2001. Mr. Chizen has served as President of Adobe Systems Incorporated, a provider of graphic design, publishing and imaging software for Web and print production, since April 2000 and as Chief Executive Officer since December 2000. He joined Adobe Systems in August 1994 as Vice President and General Manager, Consumer Products Division and in December 1997 became Senior Vice President and General Manager, Graphics Products Division. In August 1998, Mr. Chizen was promoted to Executive Vice President, Products and Marketing. From November 1992 to February 1994, he was Vice President and General Manager, Claris Clear Choice for Claris Corp.,

Name and Position	Present Principal Occupation or Employment and Employment History
a wholly-owned subsidiary of Apple Computer. He is a Director of Adobe Systems Incorporated and Viewpoint Corporation, a provider of advanced 3D product visualization and marketing solutions.
A. Richard Newton Director
Dr. A. Richard Newton has been a Director of Synopsys since January 1995. Previously, Dr. Newton was a Director of Synopsys
from January 1987 to June 1991. Dr. Newton has been a Professor of Electrical Engineering and Computer Sciences at the University of California at Berkeley since 1979 and is currently Dean of the College of Engineering. From July 1999 to June 2000, Dr. Newton was Chair of the Electrical Engineering and Computer Sciences Department. Since 1988, Dr. Newton has acted as a Venture Partner with Mayfield Fund, a venture capital partnership, and has contributed to the evaluation and development of over two dozen new companies. From November 1994 to July 1995, he was acting President and Chief Executive Officer of Silicon Light Machines, a private company which has developed display systems based on the application of micromachined silicon light-valves. Dr. Newton is also a Director of Simplex Solutions, Inc., which provides software and services for integrated circuit design and verification.

Sasson Somekh Director
Dr. Sasson Somekh has been a Director of Synopsys since January 1999. He is Executive Vice President of Applied Materials, Inc., a manufacturer of semiconductor fabrication equipment. From December 1993 to November 2000, Dr. Somekh served as Senior Vice President. Dr. Somekh served as Group Vice President from 1990 to 1993. Prior to that, he was a divisional Vice President. Dr. Somekh joined Applied Materials in 1980 as a Project Manager.

Steven C. Walske Director
Steven C. Walske has been a Director of Synopsys since December 1991. Mr. Walske has been Chief Business Strategist of Parametric Technology Corporation, a supplier of software products for mechanical computer aided engineering, since June 2000 and served as Chairman, Chief Executive Officer and a Director from August 1994 until June 2000. From December 1986 to August 1994, Mr. Walske served as President and Chief Executive Officer of that company.

Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for shares of inSilicon common stock and any other required documents should be sent or delivered by each stockholder of inSilicon or such stockholder’s broker, dealer, bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

By Mail:	By Facsimile Transmission:	By Hand or Overnight Courier:

Computershare Trust Company of New York	For Eligible Institutions Only: (212) 701-7636	Computershare Trust Company of New York
Wall Street Station P.O. Box 1010 New York, NY 10268-1010	For Confirmation Only Telephone: (212) 701-7624	Wall Street Plaza 88 Pine Street, 19th Floor New York, NY 10005

Questions regarding the Offer, and requests for assistance in connection with the Offer, may be directed to the Information Agent at its telephone number and location listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or any other materials related to the Offer may be obtained from the Information Agent. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

D. F. King & Co., Inc.

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